UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

DESTINATION XL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DESTINATION XL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 3, 2023

Notice is hereby given that the 2023 Annual Meeting of Stockholders of Destination XL Group, Inc. (the “Company”) will be held at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021 at 11:30 A.M., local time, on Thursday, August 3, 2023 for the following purposes:

1.
To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
2.
To approve, on an advisory basis, the frequency of holding advisory votes on named executive officer compensation.
3.
To approve, on an advisory basis, named executive officer compensation.
4.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.
5.
To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of all seven nominees to serve as directors of the Company, (ii) FOR the “one year” option with respect to the advisory vote on the preferred frequency of holding advisory votes on named executive officer compensation, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

Along with the attached Proxy Statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

The Board of Directors has fixed the close of business on June 12, 2023 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 12, 2023 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 24, 2023 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting.

By order of the Board of Directors,

/s/ ROBERT S. MOLLOY

ROBERT S. MOLLOY

Secretary

Canton, Massachusetts

June 30, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 3, 2023: The Proxy Statement and 2023 Annual Report to Stockholders are available at:

https://investor.dxl.com/financial-information/annual-reports

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 3, 2023

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose and Distribution of Proxy Materials

This Proxy Statement and the enclosed form of proxy are being mailed to our stockholders on or about June 30, 2023, in connection with the solicitation by the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021 at 11:30 A.M., local time, on Thursday, August 3, 2023 and at any and all adjournments thereof (the “Annual Meeting”). This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

Stockholders Entitled to Vote

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 12, 2023, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 62,101,398 shares of common stock issued and outstanding. Each share is entitled to one vote at the Annual Meeting.

How to Vote

Stockholders of record may vote by mail or in person at the meeting. If you choose to vote by mail, please complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.

Voting Instructions

When a proxy is returned properly executed, the shares represented will be voted in accordance with the stockholder’s instructions.

Stockholders are encouraged to vote on the matters to be considered. If no instructions have been specified by a stockholder, however, the shares covered by an executed proxy will be voted (i) FOR the election of all seven nominees to serve as directors of the Company, (ii) FOR the “one year” option with respect to the advisory vote on the preferred frequency of holding advisory votes on named executive officer compensation, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, for the fiscal year ending February 3, 2024 and (v) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. We are not aware of any other matter that may be properly presented at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank. If you do not give voting instructions to your broker or bank, your broker or bank does not have discretion to vote your shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm, which is considered a “routine” proposal. A broker “non-vote” occurs when the broker or bank who is the record holder of the shares does not vote on a particular proposal, either because it does not have discretionary voting power to vote the shares or has not received voting instructions from the beneficial owner.

As a result, if you are not the record holder of your shares, it is critical that you provide instructions to your broker or bank if you want your vote to count.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy at any time before it has been exercised as follows:

•
by attending the Annual Meeting and voting in person; or
•
by filing with the Secretary of the Company, c/o the Company at 555 Turnpike Street, Canton, Massachusetts 02021, either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

If you are not a record holder and your shares are held by your broker or bank, you must contact your broker or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum.

Approval of a Proposal

A majority of the votes properly cast “FOR” a matter is required for all proposals. In addition, as described in more detail in Proposal 2 and Proposal 3 below, Proposal 2 and Proposal 3 are advisory votes and are non-binding.

Votes cast means the votes actually cast “FOR” or “AGAINST” a particular proposal, whether in person or by proxy. With respect to all matters presented at the Annual Meeting, abstentions and non-votes will not be deemed to be votes “cast” with respect to such matters and will not count as votes “FOR” or “AGAINST” such matter. Votes will be tabulated by our transfer agent subject to the supervision of the person designated by the Board as an inspector.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board, in accordance with our Fourth Amended and Restated By-Laws (the “By-Laws”), has set the number of members at seven directors.

At the Annual Meeting, seven nominees will be elected to serve on the Board until the 2024 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Accordingly, the Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Harvey S. Kanter, Carmen R. Bauza, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Ivy Ross and Elaine K. Rubin as nominees, all of whom currently serve as members of our Board.

Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Harvey S. Kanter, Carmen R. Bauza, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Ivy Ross and Elaine K. Rubin. Although management expects all nominees to serve if elected, proxies will be voted for a substitute if a nominee is unable to accept nomination or election. Cumulative voting is not permitted.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees.

Recommendation

The Board of Directors recommends that you vote “FOR”

the election of the seven individuals named above as directors of our Company.

The following table sets forth the names, ages as of June 30, 2023, and certain other information for each of our current directors, all terms expiring at the Annual Meeting.

Name	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	Cybersecurity and Data Privacy
Lionel F. Conacher, Chairman of the Board and Director	61	2018	C	X
Harvey S. Kanter, President and Chief Executive Officer and Director	61	2019
Carmen R. Bauza, Director	61	2021			X	X
Jack Boyle, Director	55	2017		X	C
Willem Mesdag, Director	69	2014	X	C
Ivy Ross, Director	67	2013	X			C
Elaine K. Rubin, Director	60	2021			X	X

C= current member and committee chairperson

X= current member of the committee

Board Nominees

Set forth below is certain information regarding our current board members being nominated for re-election at the Annual Meeting, and includes information furnished by them as to their principal occupations and business experience for the past five years and certain directorships held by each director within the past five years:

Lionel F. Conacher has been a director since June 2018 and became Chairman of the Board on August 12, 2020. Since September 2021, Mr. Conacher has served as a member of the board of directors for Better Choice Company Inc., a publicly-traded company. He also served as a member of the audit committee from November 2021 until September 2022. From September 2022 until May 2023, he served as its interim chief executive officer. Mr. Conacher was a managing partner of Next Ventures, GP from August 2018 until February 2021. From January 2011 to June 2018, Mr. Conacher was a senior advisor for Altamont Capital Partners LLC (“ACP”), a private equity firm. Prior to joining ACP, from April 2008 until July 2010, Mr. Conacher was the president and chief operating officer of Thomas Weisel Partners, an investment bank. Additionally, Mr. Conacher served as the chairman of Wunderlich Securities, an investee company of ACP, from December 2013 until July 2017. Mr. Conacher previously served as a member of the board of directors for AmpHP Inc., a venture-backed human performance company. He formerly served as a member of the board of directors of Mervin Manufacturing, a leading designer and manufacturer of snow boards and other board sports equipment, and PowerDot, Inc., a consumer electronics company that markets a muscle recovery and performance tool. Mr. Conacher brings extensive financial and operational experience to the Board.

Harvey S. Kanter is the President, Chief Executive Officer and a director of the Company. Mr. Kanter joined the Company in February 2019 in a transition role as Advisor to the Acting CEO and assumed the role of President and Chief Executive Officer and a director of the Company in April 2019. Mr. Kanter currently serves as a non-executive co-chair of Seattle University Center for Leadership Formation, Albers School of Business and Economics. Mr. Kanter served as a director and a member of the compensation committee of Potbelly Corporation, a publicly-traded company, from August 2015 until May 2019. Mr. Kanter has over 30 years of business experience, with an extensive background in the retail industry having served from March 2012 until June 2017 as the president and chief executive officer of Blue Nile, Inc., a leading online retailer of high-quality diamonds and fine jewelry and formerly a publicly-traded company. From March 2012 until February 2020, Mr. Kanter also served as a member of the board of directors of Blue Nile, Inc. and, from January 2014 until February 2020 as its chairman. From January 2009 to March 2012, Mr. Kanter was the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. He was a former brand ambassador for the Fred Hutch Cancer Research Institute, and previously served as an advisory member to the Seattle University Executive MBA Program. Mr. Kanter brings an extensive knowledge of integrated-commerce retailing, with strong strategic and operational expertise.

Carmen R. Bauza was appointed a director of the Company in December 2021. In March 2023, Ms. Bauza joined the board of directors of OneWater Marine Inc., a publicly-traded company, and serves as a member of its audit and compensation committees. Since May 2022, Ms. Bauza has also served on the board of directors of Zumiez, Inc., a publicly-traded company, and serves as a member of its audit and governance and nominating committees. Ms. Bauza serves as a member of the board of managers of Claire’s Holdings LLC. which she joined in October 2018. Most recently, Ms. Bauza was the chief merchandising officer at Fanatics, Inc. from January 2019 until April 2021. Prior to that, she was the chief merchandising officer at HSN from November 2016 until December 2017 and the senior vice president, general merchandise manager consumables, health and wellness at Walmart from June 2007 to October 2016. She previously held roles at Bath & Body Works, Five Below and The Walt Disney Company. Ms. Bauza currently serves as a member of the board of trustees at Seton Hill University and as a member of the advisory board of RoundTable Healthcare Partners Council. Ms. Bauza brings extensive retail and merchandising experience to the Board.

Jack Boyle has been a director since August 2017. Since February 2019, Mr. Boyle has been the global co-president of direct to consumer/omni-channel for Fanatics, Inc., a market leader for officially licensed sports merchandise. Mr. Boyle originally joined Fanatics as president of merchandising in June 2012, and from December 2017 to February 2019, served as co-president of North America direct to consumer/omni-channel. From February 2005 to June 2012, Mr. Boyle was the executive vice president, general merchandising manager of women’s apparel, intimate, cosmetics and accessories for Kohl’s Corporation. From October 2003 to February 2005, he served as senior vice president, divisional merchandise manager of women’s apparel for Kohl’s Corporation, vice president of junior sportswear from July 2000 to October 2003 and vice president of planning/allocation for women's apparel from December 1999 to July 2000. From June 1990 to December 1999, Mr. Boyle held various merchandise positions, including divisional merchandise manager of women’s at May Company. Mr. Boyle brings to the Board extensive experience in merchandising, brand management and omni-channel leadership.

Willem Mesdag has been a director since January 2014. Since January 2005, Mr. Mesdag has been the managing partner of Red Mountain Capital Partners LLC, an investment management firm. Since January 2021, Mr. Mesdag has been a consultant for HPS Investment Partners, a global investment firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. He also serves on the board of Heidrick & Struggles International, Inc., a publicly-traded company. He previously served on the boards of 3i Group plc, Cost Plus, Inc., Encore Capital Group, Inc., Nature’s Sunshine Products, Inc. and Yuma Energy, Inc., all of which are or were publicly-traded companies. Having had an extensive career in international investment banking and finance and having served on domestic and international public-company boards, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues, corporate governance and brings an investor's perspective to the Board.

Ivy Ross has been a director since January 2013. In May 2014, Ms. Ross joined Google as head of glass and is currently a vice president of hardware design at Google. From July 2011 until April 2014, Ms. Ross was the chief marketing officer of Art.com from where she oversaw the company's marketing, branding, merchandising and user-experience functions. Prior to Art.com, from June 2008 to June 2011, Ms. Ross was EVP of marketing for the Gap brand, and also acted as the creative catalyst for all brands within Gap, Inc. Ms. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. She also has served on Proctor and Gamble’s design board since its inception. With her industry insight and marketing expertise, Ms. Ross provides a valuable perspective to the Board as we continue to build our DXL brand.

Elaine K. Rubin has been a director since April 2021. Since January 2010, Ms. Rubin has been the founder and president of Digital Prophets Network, LLC, a consulting, advisory and placement firm with a network of digital commerce experts that supports the growth of retail and direct-to-consumer businesses. Since October 2013, she has also served as an advisor to Hint, Inc., which produces fruit-infused water. Prior to that, Ms. Rubin previously held leadership positions at 1800flowers.com, iVillage.com and amazon.com. She previously served on the boards of Smart & Final Stores, Inc. and Blue Nile, Inc., both of which were formerly publicly-traded companies. Ms. Rubin co-founded shop.org in February 1996 and served as its elected chair of the board of directors from February 1996 to October 2007 and served on the board of the National Retail Federation (NRF) from 2001 until 2010. Ms. Rubin brings extensive knowledge and experience of digital commerce business and will provide a valuable insight to the Board as we continue to grow our direct business.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board Composition

Our Board is currently comprised of seven members and there are no vacancies.

Our Board met seven times during our fiscal year ended January 28, 2023 (“fiscal 2022”). All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which each director served. We believe that it is important for the members of the Board to attend our annual stockholder meetings. All members of the Board attended our 2022 Annual Meeting of Stockholders.

Board Diversity

We recognize the value of diversity at the Board level and believe that our Board currently comprises an appropriate mix of background, diversity and expertise. Although we do not have a formal separate written policy, our Nominating and Corporate Governance Committee is required under its charter to recommend nominees that ensure sufficient diversity of backgrounds on our Board.

The Board Diversity Matrix below presents the composition of our Board by gender identity and demographic background in accordance with Rule 5606(f) of The Nasdaq Stock Market (“Nasdaq”).

Board Diversity Matrix as of June 30, 2023
	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors: 7
Part I: Gender Identity
Directors	3	4	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	1	-	-	-
Asian	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or more Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did not disclose demographic background	-	-	-	-

Corporate Governance Highlights

We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the SEC and Nasdaq. To assist the Board in fulfilling its responsibilities, we have adopted certain Corporate Governance Guidelines (the "Governance Guidelines"). Many features of our corporate governance principles are discussed in other sections of this proxy statement, but some of the highlights are:

•
Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).
•
Board Size. The size of the Board is seven members.
•
Majority Vote for Uncontested Director Elections. Under our By-Laws, in an uncontested election, a majority of the votes properly cast is required for the election of our directors. In the case of a contested election, a plurality vote will be required for the election of directors. If a nominee for director does not receive the approval of a majority of the votes properly cast in an uncontested election, our By-Laws provide that the director will promptly tender to the Board his or her offer of resignation. The Nominating and Corporate Governance Committee of the Board will then consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation.
•
Independent Board and Committees. The majority of our Board is comprised of independent directors. All members of our Board’s Audit, Compensation and Nominating and Corporate Governance committees are independent directors, and none receives compensation from us other than for service on our Board or its committees.

•
Independent Chairperson/Independent Lead Director. We have had an independent Non-Executive Chairman of the Board since January 24, 2019. Our Corporate Governance Guidelines provide that, if the Chairman is not independent, the Board will appoint an independent Lead Director.
•
Independent Executive Sessions. Our Board holds independent executive sessions on at least a semi-annual basis, where independent directors meet.
•
Stock Ownership Guidelines. Our Non-Employee Director Compensation Plan requires that each director receive 60% of his or her annual retainer in shares of common stock until the value of his or her equity ownership is equal to at least three times the annual retainer. A director may not sell any Required Equity received under the plan while each director is still serving on the Board without the approval of the Board. We encourage our senior management to have meaningful ownership in our Company and through our long-term incentive program provide our senior management team an opportunity to acquire such stock ownership. However, we do not currently have any required stock ownership guidelines for members of senior management.
•
No Hedging of Company Securities. Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security.
•
No Stockholder Rights Plan. We do not currently have a stockholder rights plan in effect and are not currently considering adopting one.
•
Vote Required for Merger or Business Combination. A majority vote of the outstanding shares entitled to vote is needed for the stockholders to approve a merger or business combination.
•
Clawback Policy. Our employment agreements with members of our senior management and our long-term incentive plans contain claw-back provisions that provide for remedies in the event we learn, after the senior executive is terminated by us other than for “justifiable cause,” that the senior executive could have been terminated for “justifiable cause.” Since August 2018, we have had an Executive Incentive Pay Clawback Policy (“Clawback Policy”) that permits the Company to recover incentive-based compensation (cash and/or equity) in certain circumstances. In addition, pursuant to Section 10D of the Exchange Act, Nasdaq is required to adopt listing rules requiring the repayment of incentive-based compensation (as defined in Section 10D of the Exchange Act). Therefore, such incentive-based compensation to our Named Executive Officers will be subject to the provisions of any compensation recovery policy adopted by the Company as required by Section 10D of the Exchange Act and any other Company policy that may be adopted regarding compensation recovery, including to comply with any applicable law and government regulation.
•
Directors Overboarding Policy. No director can serve on more than five public company boards. In addition, no director who is a named executive officer can serve on more than one public company board besides that of our Company.

Shareholder Engagement

Members of our Board and senior management regularly engage with our shareholders throughout the year and welcome their feedback on our practices and policies.

Independent Directors

A majority of the members of the Board are “independent” under the rules of Nasdaq. The Board has determined that the following current directors are independent: Mses. Bauza, Ross and Rubin and Messrs. Boyle, Conacher and Mesdag.

Committees of the Board

Our Board has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Cybersecurity and Data Privacy Committee. Each committee is comprised of directors who are “independent.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) has a written charter, which can be found under “Corporate Governance– Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com. The Nominating Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Nominating Committee shall determine from time to time, recommending to the Board individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to our Company. The Nominating Committee also has responsibility for periodically reviewing the Company’s policies, practices and disclosures with respect to sustainability and environmental, social and governance (ESG) factors. The Nominating Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company. The current members of the Nominating Committee are Mr. Boyle and Mses. Bauza and Rubin, each of whom is “independent” under the rules of Nasdaq. The Nominating Committee met four times during fiscal 2022.

The Board's current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Nominating Committee, and conduct inquiries it deems appropriate. The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time.

While the Nominating Committee does not have a formal diversity policy for Board membership and identifies qualified candidates without regard to race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board. In that regard, in considering candidates for the Board, the Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills and experience. The Board believes that the use of these general criteria, along with the minimum qualifications listed below, will result in nominees who represent a mix of backgrounds and experiences that will enhance the quality of the Board.

At a minimum, the Nominating Committee must be satisfied that each nominee, both those recommended by the Nominating Committee and those recommended by stockholders, meets the following minimum qualifications:

•
The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.
•
The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.
•
The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.
•
The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.
•
The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates can be found in Section 4.15 of our By-Laws.

The Nominating Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate. The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate. Accordingly, there are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders. In identifying and evaluating candidates for membership on the Board, the Nominating Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently comprised of Messrs. Conacher and Mesdag and Ms. Ross. Each of the members of the Audit Committee is independent, as independence for Audit Committee members is defined under the rules of Nasdaq. Messrs. Conacher and Mesdag each qualifies as an audit committee financial expert under the rules of the SEC.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance- Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

The purpose of the Audit Committee is to (i) assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company. The Audit Committee meets at least quarterly and as often as it deems necessary to perform its responsibilities. During fiscal 2022, the Audit Committee met six times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to executive compensation. The Compensation Committee also reviews and independently approves, or makes recommendations to the full Board, all stock-based compensation awards to our executive officers under our equity incentive plans. The Compensation Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company. The Compensation Committee met nine times during fiscal 2022. The current members of the Compensation Committee are Messrs. Mesdag, Boyle and Conacher, each of whom is “independent” under the rules of Nasdaq.

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement is included in this Proxy Statement. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Cybersecurity and Data Privacy Committee

The Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) oversees the monitoring and management of cyber risk and data privacy in the Company. The Cybersecurity Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company. The current members of the Cybersecurity Committee are Mses. Bauza, Ross and Rubin. The Cybersecurity Committee met four times during fiscal 2022.

The Cybersecurity Committee operates under a written charter, which can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

Board Leadership Structure

The Board believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairperson of the Board. Under our Corporate Governance Guidelines, if the Chairperson is not independent, the Board appoints an independent Lead Director.

Our Board delegates substantial responsibility to its committees, including as described below. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of enterprise risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks we face. The involvement of the full Board in setting our business strategy is a key part of its oversight of risk management and in determining what constitutes an appropriate level of risk for us. The full Board receives updates from our executive officers and outside advisors regarding certain risks our Company faces, including various operating risks and corporate governance best practices. At least annually, our senior management team meets to review our identified risks and compensating controls as well as any potential new risks and, when appropriate, presents to the full Board.

In addition, our Board committees each oversee certain aspects of risk management. Our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation Committee oversees risks associated with our human capital and compensation policies and programs; our Cybersecurity Committee oversees the management of risks associated with cyber risk and data privacy issues; and our Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Sustainability

Our Company recognizes the importance of addressing and prioritizing environmental, social and governance (ESG) issues throughout our business. In fiscal 2021, we engaged with a third-party firm to assist us in the development of the Company's initial ESG strategy and initiatives. Our Sustainability Committee, consisting of a cross-disciplinary team from corporate management, reports to the Nominating and Corporate Governance Committee and, when appropriate, presents to our full Board. Our senior management team is working with our Sustainability Committee to develop short- and long-term ESG goals and related action plan. Information regarding our current efforts, and our ongoing ESG initiatives can be found on our corporate website at https://investor.dxl.com. The information included in, referenced to, or otherwise accessible through our website, is not incorporated by reference in, or considered to be part of, this document or any document unless expressly incorporated by reference therein.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth our governance principles relating to, among other things, director independence, director qualifications and responsibilities, board structure and meetings, and management succession.

A copy of the Corporate Governance Guidelines can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our corporate website, which is at https://investor.dxl.com.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Financial Professionals (the “Code of Ethics”). The full text of the Code of Ethics can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our corporate web site, which is at https://investor.dxl.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website. We also have a Code of Ethics for all of our associates. Annually, our directors and associates, including our officers, certify that they have read and are in compliance with our Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee during fiscal 2022 was at any time during fiscal 2022 or at any other time an officer or employee of our Company. During fiscal 2022, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

The Company's Non-Employee Director Compensation Plan, as amended to date, sets forth the compensation to be paid to our non-employee directors, including in the form of equity. The plan has a minimum equity ownership requirement that requires each director to receive at least 60% of their annual retainers in shares of common stock until the value of their equity ownership is equal to at least three times the annual retainer. Any shares issued to satisfy the minimum equity ownership requirement are issued under the Company’s 2016 Incentive Compensation Plan, as amended (the “2016 Plan”). The plan also permits the Company’s non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash fees for service as a director. The plan is a stand-alone plan and is not a sub-plan under our 2016 Plan. Accordingly, shares issued under the plan for voluntary elections to receive shares of common stock in lieu of cash fees do not reduce the shares available for issuance under the 2016 Plan. The maximum number of shares that can be issued in any quarter pursuant to the plan is limited to 250,000 shares in the aggregate, with the shortfall paid in cash.

We believe that our Non-Employee Director Compensation Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company. We believe that the total compensation that our non-employee directors receive is in line with our current peer group. Our non-employee directors were compensated under the plan as follows in fiscal 2022:

•
each independent director received a quarterly retainer of $33,750;
•
the Chairman of the Board or Lead Director, as applicable, received a quarterly retainer of $10,000;
•
the Chairperson of the Audit Committee received a quarterly retainer of $5,000; and
•
the Chairperson of each other Board committee received a quarterly retainer of $2,500.

Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2022. Mr. Kanter is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director. Compensation earned by Mr. Kanter is included below in the “Summary Compensation Table.”

2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Lionel F. Conacher, Chairman	$195,000	$—	—	—	$195,000
Carmen R. Bauza	54,000	80,990	—	—	134,990
Jack Boyle	72,500	72,490	—	—	144,990
Willem Mesdag	—	144,987	—	—	144,987
Ivy Ross	77,500	67,495	—	—	144,995
Elaine K. Rubin	—	134,982	—	—	134,982

(1)
For fiscal 2022, Mr. Mesdag and Ms. Rubin elected to receive all compensation in unrestricted shares of common stock. Mr. Conacher elected to receive 100% of his compensation in cash. Mr. Boyle elected to receive 50% of his compensation in unrestricted shares of common stock and 50% in cash. Ms. Ross elected to receive 50% of her retainer in cash and 50% in unrestricted shares of common stock, with any chairperson fees in cash. Until Ms. Bauza reaches the required minimum ownership threshold, she was required to elect 60% of her retainer in unrestricted shares of common stock and she elected the balance in cash. The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing by the consolidated closing price of our common stock on the grant date. Payments are made at the beginning of each quarter, with the grant date being the first business day of each respective quarter.
(2)
Represents the portion of each director’s compensation that was paid in the form of equity through the issuance of unrestricted shares of common stock. The fractional share value is forfeited.
(3)
There were no stock option grants to any of the directors in fiscal 2022. The following directors had the respective number of stock options outstanding at January 28, 2023: Mr. Boyle: 15,000; Mr. Conacher: 15,000; and Mr. Mesdag: 15,000.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs, and discusses the compensation paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and certain of our other executive officers who served in fiscal 2022 (collectively, our “Named Executive Officers”).

Our Named Executive Officers for fiscal 2022 were:

•
Harvey S. Kanter, President, CEO and Director
•
Peter H. Stratton, Jr., Executive Vice President, CFO and Treasurer
•
Anthony J. Gaeta, Chief Stores and Real Estate Officer
•
Robert S. Molloy, General Counsel and Secretary
•
Allison Surette, Chief Merchandising Officer

Fiscal 2022 Financial and Executive Compensation Highlights

Fiscal 2022 marked another year of record-breaking sales, resulting in eight consecutive quarters of positive comparable sales growth and the second year of double-digit adjusted EBITDA margins. Total comparable sales growth was 10.9%, as compared to fiscal 2021. We reported net income of $89.1 million, or $1.33 per diluted share, as compared to net income of $56.7 million, or $0.83 per diluted share, in fiscal 2021. Net income for fiscal 2022 included the release of substantially all of the valuation allowance on deferred tax assets expected to be realized in future periods, which resulted in a non-recurring tax benefit of $31.6 million, or $0.47 per diluted share. Adjusted EBITDA, a non-GAAP measure, was $73.8 million, as compared to $76.9 million for fiscal 2021. The slight decrease in adjusted EBITDA for fiscal 2022 as compared to fiscal 2021 was due to deliberate investments in our business, specifically in marketing, as well as attracting and retaining talent, to drive the transformation of digital and our brand repositioning to support sales growth.

Our fiscal 2022 results exceeded our plan. When setting our plan for 2022, there was continuing uncertainty with respect to inflation, labor shortages, COVID-19 impacts, supply chain issues and geopolitical instability from the Russian invasion of Ukraine. However, through much of fiscal 2022 our sales outperformed both our plan and fiscal 2021 results, with increases in both our stores as well as our direct business. We believe that our brand repositioning resonated with our customer and enabled us to grow sales while maintaining strong margins, but believe we also benefited from some level of pent-up consumer demand and the fiscal stimulus policy in fiscal 2021. The compensation earned by our Named Executive Officers in fiscal 2022 was directly tied to our fiscal 2022 financial results.

The following table shows total compensation earned and total realized pay for each of the Named Executive Officers (NEOs) in fiscal 2022 as compared to fiscal 2021:

	Total Compensation(1)			Total Realized Pay (2)
Named Executive Officer	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
Harvey S. Kanter	$4,221,881	$3,616,278	16.7%	$6,881,634	$8,410,773	(18.2)%
Peter H. Stratton, Jr.	$1,153,866	$1,068,604	8.0%	$1,287,281	$1,040,363	23.7%
Anthony J. Gaeta	$831,020	$725,294	14.6%	$899,072	$663,061	35.6%
Robert S. Molloy	$1,014,167	$980,419	3.4%	$1,088,916	$947,702	14.9%
Allison Surette	$818,948	$-	-	$850,290	$-	-
(1)
Total compensation reflects amounts as reported in the “Summary Compensation Table.” The increase in total compensation in fiscal 2022 as compared to fiscal 2021 for Mr. Kanter was primarily related to his increase in base salary (which likewise increased performance-based pay that is based on Mr. Kanter's salary). Mr. Stratton's increase in total compensation was primarily due to an increased participation percentage in the AIP and an increase in base salary. Mr. Gaeta's increase in total compensation was primarily related to his promotion to Chief Stores Officer in March 2022.
(2)
Total realized pay is calculated as total compensation per the “Summary Compensation Table” minus the value of equity awards granted, as reported in the “Stock Awards” column and “Option Awards” column of that table, plus the value of any options exercised or stock awards that vested, as reflected in the “Option Exercises and Stock Vested” table for each of the respective years. Mr. Kanter's realized pay for fiscal 2021 included 480,000 PSUs that vested during fiscal 2021 as a result of the Company's common stock achieving the related performance metric, which was a 90-day volume-weighted average closing price of $4.00 and $6.00 per share. The PSUs were granted to Mr. Kanter when he was hired in February 2019.

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and monitoring adherence to the Board’s compensation philosophy, which is to ensure that executive compensation is fair, reasonable, competitive and consistent with the interests of the Company’s stockholders.

The Compensation Committee believes that an effective executive compensation program will:

•
Attract, retain and engage the executive talent the Company requires to perform in line with the Board’s expectations;
•
Recognize and reward the achievement of specific annual and long-term performance goals through a combination of cash and stock-based compensation; and
•
Align the Company’s executives’ interests with those of its stockholders.

When reviewing compensation, the Compensation Committee emphasizes Direct Compensation, which consists of total cash compensation (base salary and annual performance-based cash incentive awards) plus long-term incentive awards, which, prior to the COVID-19 pandemic, were primarily equity awards. Every year, we assess the effectiveness of our compensation plans with the goal of strengthening our overall compensation program as appropriate, including by setting performance metrics to ensure that compensation is aligned with performance that drives stockholder value. We also compare our performance metrics to those used by our peers and take into consideration the recommendations of proxy advisory services.

Key Features of Our Executive Compensation Program

We believe that the Company’s executive compensation program includes key features that align the compensation for our executive officers with the interests of our stockholders.

What We Do	What We Don’t Do
Focus on performance-based pay	No re-pricing of underwater options
Balance short-term and long-term incentives	No hedging of Company stock
Use multiple targets for performance awards	No tax gross-up on severance payments
Provide executives with very limited perquisites	No active supplemental executive retirement plan
Require “double-trigger” change-in-control provisions
Maintain a “clawback” policy covering incentive cash and equity programs
Seek to mitigate undue risk in compensation plans
Utilize an independent compensation consultant

Use of Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in carrying out its duties, including the review of compensation of our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with the Segal Group ("Segal"), formerly Sibson Consulting, an independent firm that specializes in benefits and compensation, with respect to the structure and competitiveness of the Company’s executive compensation program compared to its proxy peer group. The Compensation Committee has assessed Segal’s independence, and has concluded that no conflict of interest exists with respect to the services that it performs.

In February 2022, the Compensation Committee engaged Segal to review Mr. Kanter's base salary and total direct compensation in connection with the amendment of Mr. Kanter’s employment agreement with the Company, as further described below under “Employment Agreement - Harvey S. Kanter, Chief Executive Officer and Director.” Based on market insights from Segal, including information derived from published surveys on CEO compensation in retail companies with annual revenues of up to $500 million and trends in CEO compensation, the Compensation Committee approved an increase in Mr. Kanter's annual base salary from $735,000 to $850,000.

Fiscal 2022 Target Compensation

CEO Compensation. The Compensation Committee is responsible for determining the target compensation of our CEO. With respect to setting 2022 target compensation, working with Segal, the Compensation Committee compared each element of the CEO’s Direct Compensation to published survey data and data from the Company’s peer group. The Compensation Committee’s objective was that total target compensation should approximate the median target compensation of the Company’s compensation peer group.

Other Named Executive Officers. Our CEO is primarily responsible for recommending the compensation paid to our other Named Executive Officers, subject to the review and approval of the Compensation Committee. Our other Named Executive Officers are provided with a competitive base salary and an opportunity to earn performance awards each year, which are driven by our overall financial targets. Compensation to our other Named Executive Officers was most recently reviewed by Segal in May 2019, at which time Segal reported that such compensation was within the median (or 50% percentile) of the Company’s then proxy peer group. See “Compensation Components and Fiscal 2022 Compensation Decisions.”

Our Peers

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers, we focus primarily on public companies within the specialty retail apparel business with similar revenue and/or market capitalization. The companies in the fiscal 2022 peer group were:

Boot Barn Holding, Inc.	J.Jill, Inc.	Tilly’s Inc.

Build-A-Bear Workshop, Inc.	Kaspien Holding, Inc.	Vera Bradley

Cato Group	Kirkland’s, Inc.	Vince Holding Corp.

Citi Trends	Movado Group	Zumiez, Inc.

Delta Apparel, Inc.	Sportsman’s Warehouse

Duluth Holding, Inc.	Tile Shop Holdings

The Compensation Committee engaged Korn Ferry to review its peer group for fiscal 2023. As a result of that review and based on the recommendations of Korn Ferry, for fiscal 2023 the Company has removed Boot Barn Holding, Inc., Sportsman's Warehouse and Kaspien Holding, Inc. due to their annual revenues being outside of the preferred revenue parameters, and will add Shoe Carnival and Big 5 Sporting Goods to its 2023 peer group.

In order to develop an appropriate peer group, we consider companies with a range of revenues, assets and market capitalizations that may differ from those included by independent analysts such as Institutional Shareholder Services (ISS). With respect to our fiscal 2022 peers, we fell just below the median of the revenues and assets of our peer group. Our market capitalization was considered in developing our peer group, but due to the fact that our stock is so thinly traded, more weight was given to the revenue and assets. We do so because we believe that companies doing business in specialty retail markets with omni-channel distribution models provide a better benchmark for total shareholder return. An independent analyst may include a company that falls within the same Standard & Poor’s GICS code with similar revenue and market capitalization but with a different business model, business risks, geographic locations, customer base and industry traffic trends and which, consequently, may have nothing in common with our Company. For example, a company that owns automotive dealerships is within the same GICS code as our Company, but clearly has a distinctively different business model and is not affected by the same trends that affect specialty retail apparel.

Say-on-Pay

At our 2017 Annual Meeting, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a "say-on-pay proposal"). At that meeting, and in accordance with the recommendation of our Board, 95.6% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation. and we have held such vote every year. At our 2023 Annual Meeting, our stockholders will have another opportunity to vote on the "say on pay" frequency proposal.

At our 2022 Annual Meeting, stockholders had an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in the 2022 Proxy Statement. Of the votes cast on the say-on-pay proposal, 99.5% voted in favor of the proposal. The Compensation Committee considered the results of the 2022 advisory vote and believes that it affirms support of our stockholders for our approach to executive compensation, namely to align short- and long-term incentives with the Company’s financial performance. We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Risk Assessment/Clawback

We believe that our compensation programs do not provide incentives for unnecessary risk taking by our employees. Our employment agreements with each of our Named Executive Officers include a “clawback” provision that permits us to demand full repayment of certain amounts paid to the executive in the event we learn, after the executive’s termination, that the executive could have been terminated for “justifiable cause.” In addition, in August 2018, our Compensation Committee approved the Executive Incentive Pay Clawback Policy (“Clawback Policy”) that would allow the Company to recover all Excess Incentive-Based Compensation, as defined in the Clawback Policy, from each executive who willfully committed an act of fraud, dishonesty, or recklessness that contributed to any error or noncompliance that resulted in a financial restatement. Incentive-Based Compensation includes all cash and equity awards. In addition, pursuant to Section 10D of the Exchange Act, Nasdaq is required to adopt listing rules requiring the repayment of incentive-based compensation (as defined in Section 10D of the Exchange Act). Therefore, such incentive-based compensation to our Named Executive Officers will be subject to the provisions of any compensation recovery policy adopted by the Company as required by Section 10D of the Exchange Act and any other Company policy that may be adopted regarding compensation recovery, including to comply with any applicable law and government regulation.

Our emphasis on performance-based annual and long-term incentive awards is also designed to align executives with preserving and enhancing shareholder value. Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Compensation Components and Fiscal 2022 Compensation Decisions

We believe that our executive compensation policies and practices appropriately align the interests of our executives with those of our stockholders and emphasize the shared responsibility of our executive officers for the Company’s financial performance. Accordingly, the compensation of our Named Executive Officers is heavily weighted toward “at-risk” performance-based compensation.

The primary components of compensation for our Named Executive Officers include base salary (“fixed compensation”), annual performance-based cash incentives and long-term incentives (“at-risk compensation”). The annual weight of each component leads to the following allocation of potential compensation that each executive can earn.

The components of executive compensation are as follows:

•
Base salary

Base salary represents the fixed component of an executive’s annual compensation. In order to attract and retain top executive talent, we believe that it is important that our base salary be competitive, generally at or near the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by the Company’s performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals. Additionally, adjustments may consider an individual’s promotion that may have occurred during the fiscal year, and any modifications in the individual's level of responsibility.

The Compensation Committee expects the CEO’s base salary to be at or near the peer group median, and to approximate 25%-33% of his target Direct Compensation. Our CEO determines the base salary of our other Named Executive Officers, subject to the review and approval of the Compensation Committee, and targets the median of the peer group and published industry compensation surveys.

In March 2022, Mr. Gaeta was promoted to Chief Stores Officer and his base salary was increased from $295,000 to $325,000. In March 2022, Ms. Surette was promoted to Chief Merchandise Officer, and her base salary was increased from $285,000 to $314,000. Mr. Kanter's salary for fiscal 2022 was increased from $735,000 to $850,000 effective April 1, 2022, in accordance with the terms of his amended and restated employment agreement, discussed below.

Subsequent to fiscal 2022, Ms. Surette's base salary was adjusted to $350,000, effective January 29, 2023 and was adjusted to $375,000, effective April 16, 2023. Effective April 16, 2023, Mr. Gaeta was named Chief Stores and Real Estate Officer, and his salary was increased from $325,000 to $400,000.

•
Performance-based annual incentive plan

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance. On April 2, 2022, the Compensation Committee approved our Fifth Amended and Restated Annual Incentive Plan (“AIP”) that provides for an annual performance-based cash incentive for all executives as well as certain non-executive employees, which was effective beginning with our 2022 AIP awards. The AIP was amended, among other things, to change the definition of employees eligible to participate in the AIP, which resulted in increased participation in the AIP.

2022 AIP Awards

On April 9, 2022, the Compensation Committee established the performance metrics for the 2022 AIP. For fiscal 2022, Mr. Kanter’s target participation in the AIP was at 100% of his earned salary and Mr. Molloy participated at 50% of his earned salary. Effective March 6, 2022, Mr. Stratton's participation rate increased from 55% to 60% and Mr. Gaeta's and Ms. Surette's participation rates increased from 40% to 50% and therefore resulted in a blended participation rate for each of them.

The performance metrics and potential payout levels were derived from the Company’s annual operating plan for fiscal 2022. The Compensation Committee believed that Sales growth and profitability (Adjusted EBITDA) continued to be the two most significant financial metrics for the 2022 AIP. In addition to the two financial metrics, specific departmental metrics were set for Store Operations, Marketing & Digital, and Merchandise/Planning and Allocation, as well as personal goals. For Messrs. Kanter, Stratton and Molloy, the financial metrics represented 80% of their AIP, and for Mr. Gaeta and Ms. Surette, these financial metrics represented 40%, and their respective departmental metrics represented 40% of their AIP. The remaining 20% for each of the Named Executive Officers was attributable to the achievement of pre-defined personal goals. See footnote 3 to the below table for a discussion of these personal goals.

The 2022 AIP metrics were intended to be achievable, with an approximate 50% probability of achievement; however, given the uncertainty surrounding the duration of the pandemic, the rollout of vaccines and its impact on our financial results, there was an inherent risk that these metrics might not be attainable. The decrease in our adjusted EBITDA target for fiscal 2022 as compared to actual adjusted EBITDA for fiscal 2021 was due to planned investments in our business, specifically in marketing and, as we reported, our cost structure in fiscal 2021 was not sustainable to support the current level of sales and future sales growth.

The 2022 AIP performance metrics and actual results against these metrics were as follows:

	Metric	Award % Weight for Metric other than Mr. Gaeta and Ms. Surette	Award % Weight of Metric for Mr. Gaeta	Award % Weight of Metric for Ms. Surette	Minimum/Maximum Potential Payout	2022 Target	2022 Actual	Payout % earned
Corporate Target 1	Sales	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 96.2% of target and 150% payout at 101.9% of target, with the exception of Mr. Kanter who was eligible for maximum payout of 200% at 101.9% of target.	$520.0 million	$545.8 million	150.0% (200.0% for Mr. Kanter)
Corporate Target 2	Adjusted EBITDA(1)	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 94.3% of target and 150% payout at 103.9% of target, with the exception of Mr. Kanter who was eligible for a maximum payout of 200% at 103.9% of target.	$53.0 million	$73.8 million	150.0% (200.0% for Mr. Kanter)
Department goals, if applicable	Store Operations	--	15.0%	--	Store conversion	(2)	(2)	150.0%
			15.0%		Payroll as a % of sales	(2)	(2)	150.0%
			10.0%		Net promoter score (NPS)	74	76	150.0%
	Merchandise			10.0%	Sales by category	(2)	(2)	150.0%
	Planning & Allocations	--	--	10.0%	Gross margin by category	(2)	(2)	139.6%
				10.0%	Inventory turnover	(2)	(2)	150.0%
				10.0%	Store conversion	(2)	(2)	150.0%
Personal Target 3	Discretionary – Personal Goals	20.0%	20.0%	20.0%

Discretionary, at target, based upon individual performance, as evaluated by the CEO (except with respect to the CEO whose individual performance was evaluated by the Compensation Committee). Participants were eligible to receive a discretionary award up to 30%, with the exception of Mr. Kanter who was eligible to receive a discretionary award up to 40%. (3)

						Varies by NEO	Varies by NEO	25.0%-30.0% (40.0% for Mr. Kanter)

(1)
Adjusted EBITDA is calculated as earnings before interest, taxes and depreciation and amortization, adjusted to add back any asset impairment (gain).
(2)
The Company does not publicly disclose its store conversion rates, sales by category or gross margin by category. Any discussion of conversion rates, store payroll as a percentage of sales, and inventory turnover is limited to the percentage and/or dollar increase or decrease over a comparable period.
(3)
Personal goals are part of the Company’s annual performance review. At the start of the fiscal year, each associate, including each of our Named Executive Officers, develops his/her “SMART” (specific, measurable, achievable, relevant and time-bound) goals, each containing a quantifiable measure. The personal goals for Messrs. Molloy and Gaeta and Ms. Surette, which are approved by the CEO, consisted of a combination of quantifiable goals specific to their respective corporate function. Mr. Molloy’s personal goals were tied to ensuring strong corporate governance, legal and ethical compliance, and legal support and guidance throughout the organization. Mr. Gaeta’s personal goals were directly tied to the Company's stores achieving their metrics as well as team development. Ms. Surette's personal goals were strategic and tied to inventory management to maximize sales and gross margin growth, brand awareness and team development. The personal goals for our CFO were quantifiable and were tied directly to the Company's performance, as well as team development and professional development of staff. Our CEO’s personal goals were tied to the Company's current performance and development of a long-term strategic plan.

As a result of achieving the performance targets for fiscal 2022 pursuant to the 2022 AIP, as shown above, in March 2023 the Compensation Committee approved, upon the completion of the audited financial statements, cash bonus payouts to our NEOs as follows:

Named Executive Officer	Payout at Target	Total Payout %	Total Cash Payout
Harvey S. Kanter	$830,539	200%	$1,661,077
Peter H. Stratton, Jr.	$241,609	150%	$362,413
Anthony J. Gaeta	$158,221	145%	$229,421
Robert S. Molloy	$192,471	145%	$279,083
Allison Surette	$152,866	149%	$227,702

2023 AIP

On April 27, 2023, the Compensation Committee established the financial, operating and performance metrics for the 2023 AIP. Traditionally, the metrics for the AIP have been focused on the financial and operating performance of the Company in relation to our board-approved budget. However, given the significant uncertainty surrounding the U.S. economy, and the retail industry in particular, in 2023, in order to keep employees engaged and motivated to achieve strategic objectives should the macroeconomic situation deteriorate in 2023, the Compensation Committee added a second tier to the 2023 AIP program that would be a relative measure, comparing the Company's financial performance in fiscal 2023 against the financial performance of its 2023 compensation peer group.

Under this two-tier structure, the payout, if any, will be determined based on the higher achievement of either TIER I (based on the Company’s approved financial plan) or TIER II (based on the relative financial performance of the Company to its 2023 compensation peers). The maximum payout under TIER I remains 150% (200% for Mr. Kanter); however, the maximum payout under TIER II is capped at 100%.

TIER I is structured in the same manner as our 2022 AIP, and consists of two Corporate financial metrics with departmental targets for Store Operations, Marketing & Digital, and Merchandise/Planning and Allocation. Under TIER I, the Company’s financial performance metrics represent 80% for Messrs. Kanter, Stratton and Molloy and 40% for Mr. Gaeta and Ms. Surette. Mr. Gaeta’s performance metrics include specific store operation targets, and Ms. Surette's performance metrics include specific merchandising, planning and allocation targets, and represent 40% of their respective TIER I targets. Discretionary personal goals represent the remaining 20% for each of the Named Executive Officers.

TIER II consists of two Corporate financial metrics (Comparable Sales and Adjusted EBITDA Margin), each weighted 40% for each participant, with the remaining 20% representing discretionary personal goals. Our Comparable Sales and Adjusted EBITDA Margin results for fiscal 2023 will be compared to our 2023 compensation peer group on a quartile ranking. For each metric, if the Company ranks in (i) the top quartile, the payout would be 100%; (ii) the second quartile, the payout would be 75%; and (iii) the third quartile, the payout would be 50%. No payout is earned if the Company finishes in the fourth quartile.

The 2023 AIP performance metrics approved by the Compensation Committee are as follows:

	Metric	Award % Attributable to Metric, other than Mr. Gaeta and Ms. Surette	Award % Attributable to Metric for Mr. Gaeta	Award % Attributable to Metric for Ms. Surette	Minimum/Maximum Potential Payout
TIER I - Company's Financial Performance
Corporate Target 1	Sales	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 95.3% of target and 150% payout at 100.5% of target, with the exception of Mr. Kanter who is eligible for a maximum payout of 200% at 100.5% of target.
Corporate Target 2	Adjusted EBITDA	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 91.6% of target and 150% payout at 102.3% of target, with the exception of Mr. Kanter who is eligible for a maximum payout of 200% at 102.3% of target.
Personal Target	Discretionary- Personal Goals	20.0%	20.0%	20.0%

Discretionary, at target, based upon individual performance, as evaluated by the CEO (except with respect to the CEO whose individual performance will be evaluated by the Compensation Committee). Participants are eligible to receive a discretionary award up to 30%, with the exception of Mr. Kanter who is eligible to receive a discretionary award up to 40%.

Departmental Goals, if applicable	Store Operations	-	40.0%	-	Includes payroll as a percentage of sales target, net promoter score target and store conversion target.
	Merchandise, Planning and Allocation	-	-	40.0%	Includes targets for sales by category, gross margin rates by category, inventory turnover and store conversion target.
					Departmental goals payouts range from 50% to 150% dependent upon achievement of the various targets.
TIER II - Measured Against the Company's 2023 Peers

Corporate - Target 1	Comparable Sales	40.0%	40.0%	40.0%	Top Quartile 100%; 2nd Quartile 75%; 3rd Quartile 50%; 4th Quartile no payout.
Corporate - Target 2	Adjusted EBITDA Margin	40.0%	40.0%	40.0%	Top Quartile 100%; 2nd Quartile 75%; 3rd Quartile 50%; 4th Quartile no payout.
Personal Targets	Discretionary- Personal Goals	20.0%	20.0%	20.0%	Same as discussed above, except that elements of departmental goals will be factored in with respect to participants who have departmental goals under Tier I, including Mr. Gaeta and Ms. Surette.

The above targets for each metric in TIER I were derived from the Company’s annual operating plan and budget for the 2023 fiscal year, and are intended to be achievable, with an approximate 50% probability of achievement. The likelihood of achieving the 2023 targets reflects the challenges inherent in achieving the goals and objectives of an ambitious operating plan, given the continuing uncertainty with respect to the economy, rising costs, and consumer spending. The Compensation Committee's adoption of the TIER II plan is to ensure that all participants in the recently expanded AIP will be motivated, despite any economic headwinds faced by the Company and, in all likelihood, its 2023 compensation peer group, in fiscal 2023.

For fiscal 2023, Mr. Kanter will continue to participate at 100% of his salary, Mr. Stratton will continue to participate at 60% of his salary, and Messrs. Molloy and Gaeta and Ms. Surette will continue to participate at 50% of their respective salaries.

•
Long-term incentive plans

The Company’s long-term incentive plan is designed to ensure that the interests of our executives are aligned with those of our stockholders to create sustainable shareholder value and to promote executive retention.

On March 30, 2022, the Compensation Committee approved the Fourth Amended and Restated Long-Term Incentive Plan (the "LTIP"), which was effective beginning with the 2022-2024 LTIP. The LTIP was amended to, among other things, add a definition for "Structured Retirement" and the related vesting of both time-based and performance-based awards under such Structured Retirement. The addition of Structured Retirement provides an opportunity for greater vesting upon retirement where the participant assists the Company in ensuring the succession of the participant’s position within the Company prior to the participant’s retirement. In order to be eligible to participate in a Structured Retirement, the participant must terminate employment after meeting the age and service requirements set forth in the LTIP, the Compensation Committee must confirm through proper corporate action that the participant has met all of the succession planning objectives set by the Compensation Committee for the participant, the participant must continue to work until the date required by the Compensation Committee (which may not be more than 60 days after the Compensation Committee confirms that the objectives have been met), and the participant must execute a release of claims in favor of the Company. The final determination as to whether the requirements of a Structured Retirement have been met is in the sole discretion of the Compensation Committee.

2020-2022 LTIP

The performance period for the Company’s 2020-2022 LTIP ended on January 28, 2023. The performance target, which was established by the Compensation Committee on June 11, 2020, and the actual performance achieved was as follows:

2020-2022 LTIP Performance Period

Metric	Weight of each target	Potential Payout	Target	Actual	Payout %
3-yr. relative total shareholder return as compared to 2020 disclosed proxy peers	100.0%	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.	2nd quartile	1st quartile	150.0%

Based on the above achievement, subsequent to the end of fiscal 2022, on March 6, 2023, the Compensation Committee approved, subject to the Audit Committee's approval of the Company's audited financial results, a total performance award of $2.8 million to be granted on March 23, 2023, in a combination of 50% cash and 50% RSUs. All awards are subject to further vesting through August 31, 2023. Approximately $1.6 million of the $2.8 million of the 2020-2022 LTIP award was earned by the Named Executive Officers.

The following is a summary of the awards granted to our Named Executive Officers on March 23, 2023 as a result of achieving the performance metrics under the 2020-2022 LTIP:

Name	RSUs	Cash	Total Award
Harvey S. Kanter	$468,563	$468,563	$937,126
Peter H. Stratton, Jr.	$103,688	$103,688	$207,376
Anthony J. Gaeta	$77,438	$77,438	$154,876
Robert S. Molloy	$98,438	$98,438	$196,876
Allison Surette	$74,813	$74,813	$149,626

2021-2023 LTIP and 2022-2024 LTIP

The following is a summary of the 2021-2023 LTIP and 2022-2024 LTIP in effect, but not completed, during fiscal 2022:

Summary of LTIPs	2021-2023		2022-2024
Effective date	March 8, 2021		April 9, 2022
Performance period	3yrs		3yrs
End of Performance Period	February 3, 2024		February 1, 2025
Target cash value	Annual Salary * Participation Rate		Annual Salary * Participation Rate
	Time-Based	Performance-Based	Time-Based	Performance-Based
Allocation of Target Cash Value	50%	50%	50%	50%
Award type	at effective date: 25% Options 75% Cash	RSUs, Cash or a combination thereof, when earned	at effective date: 50% RSUs 50% Cash	RSUs, Cash or a combination thereof, when earned
Vesting period	25% April 1, 2022 25% April 1, 2023 25% April 1, 2024 25% April 1, 2025	any award earned subject to additional vesting through August 31, 2024	25% April 9, 2023 25% April 1, 2024 25% April 1, 2025 25% April 1, 2026	any award earned subject to additional vesting through August 31, 2025

Performance Targets (1):	Target:	Min/Max Payout:	Target:	Min/Max Payout:
	3-yr. relative total shareholder return as compared to 2021 disclosed proxy peers (2) (100% weight)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.	3-yr. relative total shareholder return as compared to 2022 disclosed proxy peers (3) (100% weight)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.
(1)
The Compensation Committee established just one performance metric, “Three-Year Relative Total Shareholder Return”, for both LTIPs and believed that this metric appropriately aligned management with the interests of our stockholders. The use of stock options for the 2021-2023 LTIP helped to preserve share availability under the Company’s 2016 Incentive Compensation Plan, as amended (the “2016 Plan”) given the depressed stock price at the time these LTIPs were approved. The issuance of only 25% Options in connection with the 2021-2023 LTIP was a direct result of the then-share price and share availability.
(2)
For the Company and each of its 2021 disclosed proxy peers, the three-year relative total shareholder return will be calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at January 29, 2021 and February 2, 2024, adjusted for any dividends paid.
(3)
For the Company and each of its 2022 disclosed proxy peers, the three-year relative total shareholder return will be calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at January 28, 2022 and January 31, 2025, adjusted for any dividends paid.

At the time of establishing the performance targets, the Compensation Committee believed that the above metrics reflected the Company’s primary objective of returning to profitability in fiscal 2021 and, in both instances, driving shareholder return.

The following table illustrates the components of the LTIPs with the respective vesting dates, illustrating that the time-based portion of the LTIP acts as a retention tool:

		% of	Vesting of Awards by Fiscal Year:
Approval date	Performance Period	total award	2022	2023	2024	2025	2026
3/8/2021	2021-2023 LTIP
	Time-Based Awards, vest April 1 (1), subject to forfeiture	50%	25%	25%	25%	25%	—
	Performance-Based Awards- vest August 31, if achieved	50%	—	—	100%	—	—

4/9/2022	2022-2024 LTIP
	Time-Based Awards, vest April 1 (1), subject to forfeiture	50%	—	25%	25%	25%	25%
	Performance-Based Awards- vest August 31, if achieved	50%	—	—	—	100%	—
(1)
The first tranche of time-based awards vest on April 1 following the end of the first year of the performance period or one year from the date of grant, whichever is later.

2023-2025 LTIP

Effective May 1, 2023, the Compensation Committee established and approved the metric for the 2023-2025 LTIP. Consistent with the past three years, the Compensation Committee established a 3-year relative total shareholder return ("TSR") as the only metric under the 2023-2025 LTIP. The Compensation Committee believes that the selection of a relative total TSR against the Company’s 2023 compensation peers aligns the interests of the LTIP participants with the interests of the Company’s stockholders. The Compensation Committee granted the time-based awards for the 2023-2025 LTIP in a combination of 50% restricted stock units and 50% cash.

•
Discretionary Cash and Equity Awards

No discretionary cash or equity awards were granted to our Named Executive Officers in fiscal 2022.

•
Other Compensation

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not do for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans that are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) Plan, and after one year of employment are eligible for a Company match. For the 2021 plan year, the Company suspended its QACA ("Qualified Automatic Contribution Arrangement") safe harbor and, while not required, the Company made a discretionary employer match for 2021. The Company resumed its QACA safe harbor status for fiscal 2022.

We have employment agreements with our CEO and all of our other Named Executive Officers. Upon termination of employment, each executive is entitled to receive severance payments under his or her employment agreement(s) and under the Company’s incentive programs in the event of a termination without justifiable cause. These employment agreements and incentive programs, as they relate to terminations, are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.” Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Willem Mesdag, Chair
Jack Boyle
Lionel F. Conacher

Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our Named Executive Officers for fiscal 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Harvey S. Kanter	2022	$830,539	—	$829,813	—	$2,402,969	$158,560	$4,221,881
President and Chief Executive	2021	$735,000	$73,500	$443,260	$207,035	$2,069,448	$88,035	$3,616,278
Officer	2020	$686,942	—	—	$436,880	$902,425	$84,682	$2,110,929

Peter H. Stratton, Jr.	2022	$405,846	—	$195,263	—	$526,585	$26,172	$1,153,866
Executive Vice President, Chief	2021	$395,000	$39,500	$98,088	$51,844	$458,525	$25,647	$1,068,604
Financial Officer and Treasurer	2020	$369,173	—	—	$61,358	$200,022	$25,472	$656,025

Anthony J. Gaeta	2022	$322,115	—	$134,310	—	$352,030	$22,565	$831,020
Chief Stores and Real Estate	2021	$295,000	$29,500	$73,256	$38,281	$267,217	$22,040	$725,294
Officer	2020	$275,711	—	—	$45,824	$112,162	$21,864	$455,561

Robert S. Molloy	2022	$384,942	—	$165,988	—	$434,942	$28,295	$1,014,167
General Counsel and Secretary	2021	$375,000	$37,500	$93,122	$49,218	$397,809	$27,770	$980,419
	2020	$350,481	—	—	$58,251	$156,598	$27,595	$592,925

Allison Surette	2022	$311,558	—	$129,763	—	$346,156	$31,471	$818,948

(1)
The amounts reflect the fair value, as of grant date, of awards computed in accordance with FASB ASC Topic 718, and not the actual amounts paid to or realized by the Named Executive Officers during the applicable fiscal year. The fair value of stock option awards was estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all awards is included in Note A and Note I to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.
(2)
See the table "Stock Awards" below for a breakdown of 2022 amounts reflected in this column. The amounts reflected under "Stock Awards" include the grant of restricted stock units on March 22, 2023 as a result of the Company's achieving its performance targets under the 2020-2022 LTIP. The potential value of the award at threshold, target and maximum was previously reported in the "2020 Grants of Plan-Based Awards" under "Estimated Future Payouts Under Equity Incentive Plan Awards."

The fair value associated with the performance-based component of the equity awards under the 2022-2024 LTIP was determined based on the probable outcome of the performance conditions as of the service-inception date. Because the achievement of the performance targets under the 2022-2024 LTIP was not deemed probable as of the service-inception date, no value was attributed to the performance-based portion of these awards. The following reflects the fair values of the performance-based equity portion of the 2022-2024 LTIP assuming the highest level of performance conditions will be achieved for each of the Named Executive Officers:

Harvey S. Kanter	$541,875
Peter H. Stratton, Jr.	$137,363
Anthony J. Gaeta	$85,313
Robert S. Molloy	$101,325
Allison Surette	$82,425
(3)
Represents cash awards earned under the 2022 AIP, cash earned under the performance-based component of the 2020-2022 LTIP, the third tranche of time-vested cash of the 2019-2020 LTIP, the second tranche of time-vested cash under the 2020-2022 LTIP and the first tranche of time-vested cash under the 2021-2023 LTIP. See table “2022 Non-Equity (Cash) Incentive Plan Compensation” below for additional detail.
(4)
See table “All Other Compensation” below for a breakdown of 2022 amounts reflected in this column.

The following table provides a breakdown of the amounts in fiscal 2022 in the "Stock Awards" column of the Summary Compensation Table above:

Name	2020-2022 LTIP Performance-Based (1)	2022-2024 LTIP Time-Based (2)	Total Stock Awards
Harvey S. Kanter	$468,563	$361,250	$829,813
Peter H. Stratton, Jr.	$103,688	$91,575	$195,263
Anthony J. Gaeta	$77,438	$56,872	$134,310
Robert S. Molloy	$98,438	$67,550	$165,988
Allison Surette	$74,813	$54,950	$129,763
(1)
Represents the grant-date fair value of restricted stock units granted on March 22, 2023, as a result of the Company's achieving its performance targets under the 2020-2022 LTIP. The RSUs are subject to vesting through August 31, 2023.
(2)
Represents the grant-date fair value of time-based RSUs issued under the 2022-2024 LTIP, which vest in four tranches with the first 25% vesting on April 9, 2023 and the remaining tranches vesting on April 1, 2024, April 1, 2025 and April 1, 2026.

The following table provides a breakdown of the amounts for fiscal 2022 in the “2022 Non-Equity (Cash) Incentive Plan Compensation” column of the Summary Compensation Table above:

Name	Annual Incentive Plan (1)	2020-2022 LTIP Performance-Based(2)	2019-2021 LTIP Time-Based(3)	2020-2022 LTIP Time-Based (3)	2021-2023 LTIP Time-Based (3)	Total Non- Equity (Cash)
Harvey S. Kanter	$1,661,077	$468,563	$78,094	$78,094	$117,141	$2,402,969
Peter H. Stratton, Jr.	$362,413	$103,688	$17,281	$17,281	$25,922	$526,585
Anthony J. Gaeta	$229,421	$77,438	$12,906	$12,906	$19,359	$352,030
Robert S. Molloy	$279,083	$98,438	$16,406	$16,406	$24,609	$434,942
Allison Surette	$227,702	$74,813	$12,469	$12,469	$18,703	$346,156
(1)
Each Named Executive Officer earned a cash bonus under the 2022 AIP. See “Compensation, Discussion and Analysis-Compensation Components and Fiscal 2022 Compensation Decisions, Performance-based annual incentive plan and Long-term incentive plans” for more information about the payouts under the 2022 AIP.
(2)
Represents the cash portion of the award earned under the performance-based component of the 2020-2022 LTIP that was granted on March 22, 2023, with additional vesting through August 31, 2023.
(3)
Represents the vesting of the third tranche of the time-based cash award granted in August 2019 under the 2019-2021 LTIP, the second tranche of the time-based cash award granted in June 2020 under the 2020-2022 LTIP and the first tranche of the time-based cash award granted in March 2021 under the 2021-2023 LTIP. See “Compensation, Discussion and Analysis-Compensation Components and Fiscal 2022 Compensation Decisions, Performance-based annual incentive plan and Long-term incentive plans” for more information.

The following table provides a breakdown of the amounts for fiscal 2022 in the “All Other Compensation” of the Summary Compensation Table above:

Name	Auto Allowance	401(k)	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Travel Allowance	Total Other Compensation
Harvey S. Kanter	$10,000	$10,675	$12,876	$5,009	$120,000	$158,560
Peter H. Stratton, Jr.	$8,400	$10,675	$4,034	$3,063	$—	$26,172
Anthony J. Gaeta	$8,400	$10,675	$—	$3,490	$—	$22,565
Robert S. Molloy	$8,400	$10,675	$4,821	$4,399	$—	$28,295
Allison Surette	$8,400	$10,675	$10,465	$1,931	$—	$31,471

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship between the annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO. Our CEO-to-employee pay ratio has been calculated in accordance with Item 402(u) of Regulation S-K under the Exchange Act.

Under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no impact to the pay ratio disclosure. We last identified our median employee on December 31, 2020. There has been no change in our employee population or employee compensation arrangements since that time that we believe would significantly impact the pay ratio disclosure for 2022 and require the calculation of a new median employee. However, the employee we identified as our median employee at that time terminated employment with us during fiscal 2022 and as a result, as permitted by SEC rules for fiscal 2022, we have replaced this employee with another full-time employee who earns substantially the same annual compensation.

The total annual compensation for our CEO, Mr. Kanter, for fiscal 2022, as shown in the “Summary Compensation Table”, was $4,221,881. The total annual compensation for our new median employee, who is a full-time employee, was $40,361, calculated using the same methodology as used in the “Summary Compensation Table”. Based on this information, for fiscal 2022 the ratio of the annual total compensation of Mr. Kanter, our CEO, to the median of the annual total compensation of all employees was 105 to 1.

The methodology used to identify the median employee in 2020 was to evaluate all employees, other than our CEO, employed by the Company as of December 31, 2020, including those employees who were furloughed for any period of time, and performed the following:

•
We determined that, as of December 31, 2020, our employee population consisted of approximately 1,171 individuals, with 1,161 of these individuals located in the U.S. and 10 of these individuals located outside the U.S. This population includes our full-time, part-time, and seasonal employees. Approximately 81% of our total employee population at December 31, 2020 was considered full-time employees.
•
To identify the “median employee” from our employee population, we compared the amount of compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the year ended December 31, 2020.
•
Because substantially all of our employees either took a temporary reduction in base salary during fiscal 2020 or were furloughed for a period of time, we did not annualize any compensation for any permanent full-time or part-time employees, who started employment at the Company during calendar 2020. We also did not annualize compensation for any seasonal or temporary employees. Our median employee was not furloughed and did not take any temporary reduction in base salary.
•
We excluded employees located outside of the U.S. under the de minimis exception to the pay ratio rule, which permits exclusion if a company’s non-U.S. employees account for 5% or less of total employees. The jurisdictions and approximate number of employees excluded were Canada (8) and Hong Kong (2).

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, below is disclosure regarding executive compensation for Harvey Kanter, our principal executive officer (“PEO”), our non-PEO NEOs, and our Company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation and do not reflect compensation actually earned, realized, or received by our NEO's. These amounts reflect total compensation per the Summary Compensation Table with certain adjustments as described in the following table and footnotes.

For more information concerning our philosophy of how we align compensation for our NEOs to certain performance metrics, refer to the “Compensation Discussion and Analysis” above.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($)(000's)	Adjusted EBITDA (Non-GAAP) ($)(000's)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$4,221,881	$7,093,048	$954,500	$1,482,529	$663.06	$124.59	$89,123	$73,808
2021	$3,616,278	$13,729,433	$909,752	$1,878,242	$390.09	$114.78	$56,713	$76,862
2020	$2,110,929	$2,270,835	$579,831	$563,984	$72.07	$106.22	$(64,538)	$(24,197)
(1)
For each fiscal year, the following table is a reconciliation of the adjustments between the compensation for our PEO per the Summary Compensation Table (column (b)) and Compensation Actually Paid (column c)):

Fiscal Year:	2020	2021	2022
Summary Compensation Table ("SCT") Total for PEO (column b)	$2,110,929	$3,616,278	$4,221,881
Deduct - SCT "Stock Award" value	—	(443,260)	(829,813)
Deduct - SCT "Option Award" value	(436,880)	(207,035)	—
Add or Deduct - year-over-year change in fair value of equity awards granted in prior year that vested in current year	(81,267)	4,203,022	227,798
Add or Deduct - year-over-year change in fair value of equity awards granted in prior year that are outstanding and unvested as of the current year-end	(59,872)	4,412,134	2,474,982
Add - year-end fair value of equity awards granted in the current year that are outstanding and unvested as of the current year-end	737,926	2,148,295	998,200
Add or Deduct - vesting date fair value of equity awards granted and vested in current year	—	—	—
Deduct - fair value as of prior year end of equity awards granted in prior years that failed to vest in the current year	—	—	—
Compensation Actually Paid to PEO (column c)	$2,270,835	$13,729,433	$7,093,048
(2)
Our Non-PEOs NEOs for fiscal 2022 were Peter H. Stratton, Anthony J. Gaeta, Robert S. Molloy and Allison Surette. For fiscal 2021 and fiscal 2020 our Non-PEO NEOs were Ujjwal Dhoot, our former Chief Marketing Officer, and Messrs. Stratton, Molloy and Gaeta.

(3)
For each fiscal year, the following table is a reconciliation of the adjustments between the average compensation for our Non-PEO NEO's per the Summary Compensation Table (column d)) and Average Compensation Actually Paid to Non-PEO NEO's (column e)):

Fiscal Year:	2020	2021	2022
Average Summary Compensation Table Total for Non-PEO NEO's (column d)	$579,831	$909,752	$954,500
Deduct - SCT "Stock Award" value	—	(79,352)	(156,331)
Deduct - SCT "Option Award" value	(53,009)	(44,496)	—
Add or Deduct - year-over-year change in fair value of equity awards granted in prior year that vested in current year	(44,540)	122,413	31,521
Add or Deduct - year-over-year change in fair value of equity awards granted in prior year that are outstanding and unvested as of the current year-end	(14,636)	524,801	464,934
Add - year-end fair value of equity awards granted in the current year that are outstanding and unvested as of the current year-end	96,338	445,124	187,905
Add or Deduct - vesting date fair value of equity awards granted and vested in current year	—	—	—
Deduct - fair value as of prior year end of equity awards granted in prior years that failed to vest in the current year	—	—	—
Average Compensation Actually Paid to Non-PEO NEO's (column e)	$563,984	$1,878,242	$1,482,529
(4)
The Peer Group TSR used in this table is the Dow Jones U.S. Apparel Retailers Index (assuming reinvestment of all dividends), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K, included in our Annual Report on Form 10-K for the year ended January 28, 2023. The comparison assumes $100 was invested for the period starting January 31, 2020, through the end of each fiscal year.
(5)
We have identified Adjusted EBITDA as our Company Selected Measure. Adjusted EBITDA is a Non-GAAP financial measure. For our Company, Adjusted EBITDA represents earnings before interest, taxes and depreciation and amortization and is adjusted to add back any asset impairment (gain).

Pay Versus Performance Relationships Descriptions

The following charts depict the relationships between PEO and non-PEO NEO Compensation Actually Paid ("CAP") and the financial metrics included in the table above. The key factor that drove the change in CAP for our PEO and non-PEO NEOs as compared to these financial metrics was the increase in our stock price over the periods reflected, as our LTIP awards are based solely on Company relative TSR. In addition, in fiscal 2021, the CAP for our PEO reflects the value of performance stock units that vested when our stock price reached certain thresholds in fiscal 2021.

Description of Relationship Between PEO and Non-PEO Compensation Actually Paid and Company's TSR

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

CAP vs. Company TSR
Compensation Actually Paid
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Cumulative Company TSR
(value of initial $100 investment)
$700
$600
$500
$400
$300
$200
$100
$-
$72.07
$390.09
$663.06
2020
2021
2022
PEO
Average for Non-PEO NEOs
Company TSR

Description of Relationship Between the Company TSR and Peer Group Cumulative TSR

The following chart shows the cumulative TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, versus the Dow Jones U.S. Apparel Retailers, assuming an initial fixed $100 investment on February 1, 2020 (end of fiscal 2019) and computed in accordance with the requirements of Item 402(v) of Regulation S-K.

Company TSR vs. Peer Group TSR

Cumulative TSR
(value of initial $100 investment)
$750
$650
$550
$450
$350
$250
$150
$50
Company Cumulative TSR
Peer Group Cumulative TSR

	2019	2020	2021	2022
Company Cumulative TSR	$100.00	$72.07	$390.09	$663.06
Peer Group Cumulative TSR	$100.00	$106.22	$114.78	$124.59

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs and net income (loss) during the three most recently completed fiscal years. Net income for fiscal 2022 included a non-recurring tax benefit related to the release of our tax valuation allowance of $31.6 million. The net loss for fiscal 2020 included a $14.8 million asset impairment charge.

CAP vs. Net Income (Loss)
Compensation Actually Paid
$15,000,000
$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000
$(1,000,000)
$(3,000,000)
$(5,000,000)
Net Income (in thousands)
$95,000
$75,000
$55,000
$35,000
$15,000
$(5,000)
$(25,000)
$(45,000)
$(65,000)
$89,123
$56,713
$(64,538)
2020
2021
2022
PEO
Average for Non-PEO NEOs
Net Income (Loss)

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and Adjusted EBITDA, a non-GAAP measure (our Company-Selected Measure) during the three most recently completed fiscal years.

CAP vs. Adjusted EBITDA
Compensation Actually Paid
$15,000,000
$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000
$(1,000,000)
$(3,000,000)
$(5,000,000)
Adjusted EBITDA (in thousands)
$90,000
$70,000
$50,000
$30,000
$10,000
$(10,000)
$(30,000)
$(24,197)
$76,862
$73,808
2020
2021
2022
PEO
Average for Non-PEO NEOs
Adjusted EBITDA

Tabular List of Most Important Performance Measures

As discussed above in more detail under "Compensation Discussion and Analysis - Compensation Components and Fiscal 2022 Compensation Decisions," the Compensation Committee uses several financial and operational performance measures in making its compensation decisions. The following list represents the most important financial performance measures used by the Company to link Compensation Actually Paid to our PEO and other NEOs to Company performance for fiscal 2022.

• Adjusted EBITDA (a non-GAAP measure)
• TSR
• Sales Growth

Employment Agreements

Harvey S. Kanter, President, Chief Executive Officer and Director

On February 19, 2019, we entered into an employment agreement with Mr. Kanter (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Kanter was appointed President, Chief Executive Officer and a director of the Company effective April 1, 2019. From February 19, 2019 to March 31, 2019, Mr. Kanter served as an Advisor to the Acting CEO. The initial term of the Employment Agreement was three years, and could be automatically renewed, upon the same terms and conditions, for successive periods of one year, unless either party terminated the agreement in accordance with its terms.

In February 2022, the Compensation Committee engaged Segal to review Mr. Kanter’s direct compensation. Effective April 1, 2022, the Company and Mr. Kanter entered into an amended employment agreement (the "Amended Employment Agreement"). The initial term of the Amended Employment Agreement is for three years, unless terminated earlier in accordance with its terms (the "Initial Term"). At the expiration of the Initial Term, the Amended Employment Agreement will automatically renew, upon the same terms and conditions, for successive periods of one year, unless either party provides advance written notice in accordance with the agreement.

Pursuant to his Amended Employment Agreement, Mr. Kanter receives an annual base salary of $850,000 as President and Chief Executive Officer with an annual automobile allowance of $10,000. Mr. Kanter receives a quarterly travel allowance in the amount of $30,000, which is intended to be used for travel between Mr. Kanter's home and the Company’s corporate offices.

Under Mr. Kanter's initial Employment Agreement, Mr. Kanter was granted 720,000 PSUs. Of the 720,000 PSUs, 480,000 vested in fiscal 2021, and 240,000 PSUs expired unvested on April 1, 2023. Under the terms of the Amended Employment Agreement, the Company agreed to grant Mr. Kanter a new performance share award after April 1, 2023 (but not later than December 31, 2023), if the remaining 240,000 PSUs did not vest. The amount and terms of such award will be determined by the Board in its sole discretion.

Mr. Kanter is eligible to participate in our annual incentive plan at a target rate of 100% of his earned salary, up to a maximum payout of up to 200% of target. Mr. Kanter is also eligible to participate in our long-term incentive plans at a target bonus equal to 170% of his base salary in effect on the effective date of participation. Pursuant to the terms of the LTIP, 50% of any award will be time-based compensation and 50% will be performance-based compensation. Maximum payout of performance-based compensation is 150% of target.

Pursuant to the Amended Employment Agreement, if Mr. Kanter terminates his employment for Good Reason (as defined in the Amended Employment Agreement) or the Company terminates his employment without Justifiable Cause (as defined in the Amended Employment Agreement):

1.
During the Initial Term of the Amended Employment Agreement, Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a severance payment equal to (x) the base salary he would have been paid through the end of the Initial Term plus (y) bonuses under the AIP for the remaining partial and complete fiscal years in the Initial Term as if Mr. Kanter had remained employed through the end of the Initial Term. Bonuses will be calculated assuming target and any partial year will be prorated. The severance payment will be paid in 24 monthly installments; and
2.
During any one-year period that commences after the end of the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (x) his then current base salary plus (y) the then value of his target bonus under the AIP, payable in 24 monthly installments, and,

3.
If the Company timely elects not to renew the Amended Employment Agreement after the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (i) three months of his then current base salary plus (ii) the then value of 25% of his target bonus under the AIP, payable in 24 monthly installments.

If Mr. Kanter’s employment is terminated by him for Good Reason or by the Company without Justifiable Cause during the one-year period following a Change in Control (as defined in the 2016 Plan), then Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a payment equal to (i) two times his then current base salary plus (ii) the then value of two times his target bonus under the AIP, generally payable in a lump sum within 60 days of the termination of his employment following a Change in Control.

In addition, if a termination of Mr. Kanter’s employment prior to the expiration of the Initial Term meets the requirements of a Structured Retirement (as defined in the LTIP, as described above) such termination will be deemed to be a termination by the Company without Justifiable Cause. Additionally, for purposes of the AIP, a termination of his employment that meets the requirements of a Structured Retirement and that occurs at any time during the employment term (including after the Initial Term) will be deemed to be a termination by the Company without Justifiable Cause under the AIP.

Employment Agreements with Other Named Executive Officers

We have employment agreements with each of Named Executive Officers other than our CEO (the “NEO Employment Agreements”). The term of each NEO Employment Agreement begins on the respective effective date and continues until terminated by either party. Our Named Executive Officers are eligible to participate in our AIP. Each Named Executive Officer is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

Each of the NEO Employment Agreements provide that, if the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the NEO Employment Agreements), disability or death, we are required to pay the executive the executive's then current base salary for five months after the effective date of such termination. This severance benefit is conditioned upon the executive’s execution of a general release. These payments are not made if the executive is terminated with “justifiable cause,” the executive resigns, or the executive dies or becomes disabled. The Named Executive Officers would also be entitled to additional payments or acceleration of awards under the AIP and LTIP programs, in accordance with the terms of those plans.

If the Named Executive Officer’s employment is terminated at any time within one year following a Change of Control (as defined in the NEO Employment Agreements) other than for "justifiable cause," or if the executive resigns for “good reason” (as defined in the NEO Employment Agreements), then we will be obligated to pay the executive an amount equal to twelve months of the executive’s highest base salary in effect at any time during the six-month period ending on the date of the Change of Control. This payment also is conditioned upon the executive’s execution of a general release. Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to the executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

The NEO Employment Agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose confidential information regarding our Company. The NEO Employment Agreements also contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

Estimated Potential Payments to Named Executive Officers

The following table shows the payments that would be made to our Named Executive Officers assuming a “termination without cause” or a “resignation for good reason” (each a “Qualifying Termination”) or a Qualifying Termination following a Change in Control, as described in the employment agreements, as of January 28, 2023 (the last day of fiscal year 2022).

				Long-Term Incentive Plan
Name	Continued Base Salary(1)	Annual Incentive Plan (2)	Sign-on and Discretionary Awards (3)	Time- Based Awards (4)	Performance- Based Compensation (5)	Total Potential Payments
Harvey S. Kanter
Qualifying Termination	$3,683,333	$1,661,077	$1,398,179	$5,242,927	$1,590,929	$13,576,445
Qualifying Termination due to change in control	$3,400,000	$1,661,077	$1,398,179	$5,242,927	$1,590,929	$13,293,111
Peter H. Stratton, Jr.
Qualifying Termination	$203,500	$362,413	$70,793	$1,169,713	$353,158	$2,159,577
Qualifying Termination due to change in control	$407,000	$362,413	$70,793	$1,169,713	$353,158	$2,363,077
Anthony J. Gaeta
Qualifying Termination	$162,500	$229,421	$51,075	$853,532	$261,049	$1,557,577
Qualifying Termination due to change in control	$325,000	$229,421	$51,075	$853,532	$261,049	$1,720,077
Robert S. Molloy
Qualifying Termination	$193,000	$279,083	$67,213	$1,070,005	$328,687	$1,937,988
Qualifying Termination due to change in control	$386,000	$279,083	$67,213	$1,070,005	$328,687	$2,130,988
Allison Surette
Qualifying Termination	$157,000	$227,702	$51,075	$834,856	$252,201	$1,522,835
Qualifying Termination due to change in control	$314,000	$227,702	$51,075	$834,856	$252,201	$1,679,835
(1)
Because Mr. Kanter was in the Initial Term of his Amended Employment Agreement as of January 28, 2023, for a Qualifying Termination, Mr. Kanter would have been entitled to receive, as continued base salary, the sum of the remaining base salary and annual incentive payout, assuming target, that he would have received during the Initial Term of his employment. For the other Named Executive Officers, continued base salary for Qualifying Termination assumes six months of salary, which includes one month for notice. Continued base salary for Qualifying Termination due to change in control is the sum of two times base salary plus the then-amount of the annual incentive payout at target for Mr. Kanter and one-year base salary for the other Named Executive Officers.
(2)
The amounts represent the actual incentive earned for 2022 AIP. See "Compensation Discussion and Analysis - Compensation Components and Fiscal 2022 Compensation Decisions - Discretionary Cash and Equity Awards" for more information regarding this award.
(3)
Represents the prorated vesting of a discretionary grant of stock options granted on March 9, 2021 to Mr. Kanter and all then-active participants of the 2018-2020 LTIP. The table also includes a prorated vesting of Mr. Kanter’s RSUs that were granted to him in connection with his hiring.
(4)
Time-based awards under our LTIPs represent time-based RSUs and Stock options under our 2019-2021 LTIP, 2020-2022 LTIP, 2021-2023 LTIP and 2022-2024 LTIP. Because the respective performance periods for the 2019-2021 LTIP and the 2020-2022 LTIP would have been complete as of January 28, 2023, all outstanding awards would have become fully vested under both a Qualifying Termination and Qualifying Termination due to a change in control. Because the 2021-2023 LTIP would have completed the second year of its performance period and the 2022-2024 LTIP would have completed the first year of its performance period, as of January 28, 2023, each participant would have vested in RSUs and stock options based on a pro-rata vesting percentage, which is calculated based on the number of effective days of participation over the total number of days in the performance period.
(5)
Includes the actual performance award earned under the 2020-2022 LTIP. Because the performance periods for the 2021-2023 LTIP and the 2022-2024 LTIP were not complete as of January 28, 2023, for a Qualifying Termination, each participant would be entitled to receive a pro-rated vesting percentage, at the end of the performance period for each of the respective LTIPs based on the actual performance level achieved. The above table assumes the performance level achieved is at target. For a Qualifying Termination due to a change in control, each participant would be entitled to receive a pro-rated vesting percentage, at the date of the change in control at target. Mr. Kanter’s remaining 240,000 PSUs would forfeit unexercised unless, during the thirty-days following his termination, a performance target is achieved. In such case, he would be entitled to any unvested PSUs that would have vested as though he had not been terminated. The respective PSUs expired on April 1, 2023.
(6)
All time-based RSUs awards that would vest upon an assumed termination on January 28, 2023 were valued using the closing stock price of our stock on January 28, 2023 of $7.36 per share. The value of all outstanding stock options that would become exercisable upon an assumed termination on January 28, 2023 were valued using the spread between the closing stock price of our stock on January 28, 2023 and the respective exercise price of such stock option.

Clawback Policy

Our employment agreements with our executives, including our CEO and our other Named Executive Officers, contain a “clawback” provision that provides for remedies in the event we learn, after the executive’s termination by us, other than for “justifiable cause,” that his or her termination could have been terminated for “justifiable cause.” Pursuant to the employment agreements, an executive shall be required to pay to the Company all amounts paid to the executive other than such portion of an executive’s base salary and reimbursement of expenses accrued through the date of the termination; all vested and unvested awards, as defined therein, held by the executive shall immediately expire; and the executive shall be required to pay to the Company an amount equal to any gains resulting from the exercise or payment of any awards.

In addition, in August 2018, our Compensation Committee approved a clawback policy that requires our Named Executive Officers to reimburse the Company for bonuses and other incentive compensation and stock sale profits if the Company is required to restate its financial statements, as a result of misconduct, due to material noncompliance with the financial reporting requirements of the securities laws. Finally, pursuant to Section 10D of the Exchange Act, The Nasdaq Stock Market is required to adopt listing rules requiring the repayment of incentive-based compensation (as defined in Section 10D of the Exchange Act). Therefore, such incentive-based compensation to our Named Executive Officers will be subject to the provisions of any compensation recovery policy adopted by the Company as required Section 10D of the Exchange Act and any other Company policy that may be adopted regarding compensation recovery, including to comply with any applicable law and government regulation.

Grants of Plan-Based Awards. The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2022.

2022 GRANTS OF PLAN-BASED AWARDS

		Service	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Inception	Threshold		Target		Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	Date	($)		($)		($)	($) (1)	($) (1)	($) (1)	(#)	(#)	($ / Sh)	($)
Harvey S. Kanter
2022 AIP (2)		4/9/2022	$166,108		$830,539		$1,661,078	—	—	—	—	—	—	—
2022-2024 LTIP, Time-Based (3)	4/9/2022	1/30/2022	$-		$361,250		$-	—	—	—	71,962	—	—	$361,250
2022-2024 LTIP, Performance-Based (3)	4/9/2022	1/30/2022	$90,313		$361,250		$541,875	$90,313	$361,250	$541,875	—	—	—	—
Peter H. Stratton, Jr.
2022 AIP (2)		4/9/2022	$48,322		$241,609		$362,413	—	—	—	—	—	—	—
2022-2024 LTIP, Time-Based (3)	4/9/2022	1/30/2022	—		$91,575		—	—	—	—	18,242	—	—	$91,575
2022-2024 LTIP, Performance-Based (3)	4/9/2022	1/30/2022	$22,894		$91,575		$137,363	$22,894	$91,575	$137,363	—	—	—	—
Anthony J. Gaeta
2022 AIP (2)		4/9/2022	$31,644		$158,221		$237,332	—	—	—	—	—	—	—
2022-2024 LTIP, Time-Based (3)	4/9/2022	1/30/2022	—		$56,875		—	—	—	—	11,329	—	—	$56,872
2022-2024 LTIP, Performance-Based (3)	4/9/2022	1/30/2022	$14,219		$56,875		$85,313	$14,219	$56,875	$85,313	—	—	—	—
Robert S. Molloy
2022 AIP (2)		4/9/2022	$38,494		$192,471		$288,707	—	—	—	—	—	—	—
2022-2024 LTIP, Time-Based (3)	4/9/2022	1/30/2022	—	—	$67,550	—	—	—	—	—	13,456	—	—	$67,550
2022-2024 LTIP, Performance-Based (3)	4/9/2022	1/30/2022	$16,888	—	$67,550	—	$101,325	$16,888	$67,550	$101,325	—	—	—	—
Allison Surette
2022 AIP (2)		4/9/2022	$30,573		$152,866		$229,298	—	—	—	—	—	—	—
2022-2024 LTIP, Time-Based (3)	4/9/2022	1/30/2022	—		$54,950		—	—	—	—	10,946	—	—	$54,950
2022-2024 LTIP, Performance-Based (3)	4/9/2022	1/30/2022	$13,738		$54,950		$82,425	$13,738	$54,950	$82,425	—	—	—	—
(1)
Performance-based awards under the LTIP plans are denominated in dollars at the service inception date. The actual grant date of equity awards will occur only if the performance targets are achieved. See footnote 3 below for additional information on the 2022-2024 LTIP.
(2)
The threshold payout for each executive assumes the achievement of only the individual personal goals, target payout assumes 100%, and the maximum payout assumes 150% of the payout targets under the 2022 AIP, with the exception of the maximum payout for Mr. Kanter which is 200%. See “Compensation Components and Fiscal 2022 Compensation Decisions - Performance-based annual incentive plan – 2022 AIP” for more information on the targets set under the 2022 AIP. The respective actual cash payment made to each of the Named Executive Officers under the 2022 AIP is included in the “Summary Compensation Table” for fiscal 2022.
(3)
On April 9, 2022, the Compensation Committee approved the performance target for the 2022-2024 LTIP. The performance-based awards represent 50% of the total potential payout under the 2022-2024 LTIP, and assumes that 50% is payable in cash and 50% payable in equity. The amounts in the above table represent the dollar value of any future grant of cash and equity assuming a potential payout at threshold, target and maximum for each executive estimated based on achieving 50%, 100% and 150%, respectively, of the payout targets set by the Compensation Committee. The actual grant of equity will occur only if the performance targets are achieved. The remaining 50% of the total potential payout under the 2022-2024 LTIP represents time-based awards, which were granted 50% cash and 50% in RSUs. The above table reflects the cash award and the RSUs that were granted on April 9, 2022. The cash award and the RSUs vest in four equal tranches, with the first tranche vesting on April 9, 2023, and the remaining tranches vesting on April 1, 2024, April 1, 2025, and April 1, 2026. See “Compensation Components and Fiscal 2022 Compensation Decisions - Long-term incentive plans - 2022-2024 Performance Period” above for more information on the targets.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2022.

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
Harvey S. Kanter	—	—	—				—		—	240,000	(2)	1,766,400
	—	—	—				60,000	(3)	$441,600	—		—
	—	—	—				45,669	(4)	$336,120	—		—
	—	—	—				71,962	(5)	$529,640
	—	150,000	—	(6)	$0.64	6/10/2030	—		—	—		—
	—	—	442,040	(7)	$0.53	6/11/2030	—		—	—		—
	—	—	251,970	(8)	$0.69	3/8/2031	—		—	—		—
	—	70,843	—	(9)	$0.75	3/9/2031	—		—	—		—

Peter H. Stratton, Jr.	77,818	—	97,818	(7)	$0.53	6/11/2030	—		—	—		—
	18,586	—	55,758	(8)	$0.69	3/8/2031	—		—	—		—
	12,038	24,078	—	(9)	$0.75	3/9/2031	—		—	—		—
	—	—	—				10,106	(4)	$74,380	—		—
	—	—	—				18,242	(5)	$134,261	—		—

Anthony J. Gaeta	73,054	—	73,054	(7)	$0.53	6/11/2030	—		—	—		—
	13,881	—	41,641	(8)	$0.69	3/8/2031	—		—	—		—
	8,686	17,372	—	(9)	$0.75	3/9/2031	—		—	—		—
	—	—	—				7,547	(4)	$55,546	—		—
	—	—	—				11,329	(5)	$83,381	—		—

Robert S. Molloy	92,866	—	92,865	(7)	$0.53	6/11/2030	—		—	—		—
	17,645	—	52,934	(8)	$0.69	3/8/2031	—		—	—		—
	11,429	22,858	—	(9)	$0.75	3/9/2031	—		—	—		—
	—	—	—				9,594	(4)	$70,612	—		—
	—	—	—				13,456	(5)	$99,036	—		—

Allison Surette	4,261	—	—	(10)	$4.49	9/11/2026	—		—	—		—
	70,578	—	70,577	(7)	$0.53	6/11/2030	—		—	—		—
	13,410	—	40,230	(8)	$0.69	3/8/2031	—		—	—		—
	8,686	17,372	—	(9)	$0.75	3/9/2031	—		—	—		—
	—	—	—				7,291	(4)	$53,662	—		—
	—	—	—				10,946	(5)	$80,563	—		—

(1)
The value of shares was calculated using the closing price of our common stock of $7.36 on January 27, 2023.
(2)
This award represents a sign-on award granted to Mr. Kanter in Fiscal 2019. The original award was a grant of 720,000 PSUs that would vest in installments when the following milestones were met: one-third of the PSUs vest when the trailing 90-day volume-weighted average closing stock price (“VWAP”) is $4.00, one-third of the PSUs vest when the VWAP is

$6.00 and one-third when the VWAP is $8.00. The first two tranches of the PSUs vested in fiscal 2021. The remaining 240,000 PSUs expired on April 1, 2023.
(3)
This award represents a sign-on award granted to Mr. Kanter in fiscal 2019. The original award consisted of a grant of 240,000 RSUs that vested ratably over four years, with the remaining tranche vesting on April 1, 2024.
(4)
These awards represent the unvested portion of RSUs granted on August 7, 2019 in connection with our 2019-2021 LTIP. These awards vested on April 1, 2023.
(5)
These awards represent the unvested portion of RSUs granted on April 9, 2023 in connection with our 2022-2024 LTIP. These awards vest in four equal tranches on April 9, 2023, April 1, 2024, April 1, 2025 and April 1, 2026.
(6)
This award represents a discretionary grant of stock options to Mr. Kanter in fiscal 2020 that originally vested in three equal tranches. The remaining tranche vested on April 1, 2023.
(7)
These awards represent stock options granted on June 11, 2020 in connection with the time-based portion of our 2020-2022 LTIP. The awards vest in four equal tranches on June 11, 2021, April 1, 2022, April 1, 2023 and April 1, 2024.
(8)
These awards represent stock options granted on March 8, 2021 in connection with the time-based portion of our 2021-2023 LTIP. The awards vest in four equal tranches on April 1, 2022, April 1, 2023, April 1, 2024 and April 1, 2025.
(9)
These awards represent a discretionary grant of stock options on March 9, 2021 to Mr. Kanter and the active members of management who were participants in the 2018-2020 LTIP. The awards vest in three equal tranches on March 9, 2022, March 9, 2023 and March 9, 2024.
(10)
This award represents a pro-rata grant of stock options issued to Ms. Surette in connection with her promotion in fiscal 2016 in accordance with the terms of the LTIP.

Option Exercises and Stock Vested Table. The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2022.

2022 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares Vested (#)(2)	Value Realized on Vesting ($) (3)
Harvey S. Kanter	490,432	$2,448,759	194,676	$1,040,807
Peter H. Stratton, Jr.	20,000	$105,400	41,637	$223,278
Anthony J. Gaeta	18,719	$37,064	30,798	$165,298
Robert S. Molloy	18,317	$28,758	39,530	$211,979
Allison Surette	—	$—	30,043	$161,105

(1)
The “Value Realized on Exercise” is the market price of the underlying security on the date of exercise, minus the exercise cost. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.
(2)
The stock awards that vested during fiscal 2022 include the time-based awards granted under the 2019-2021 LTIP as well as the RSUs granted for the performance-based compensation under the 2019-2021 LTIP which vested on August 31, 2022.
(3)
The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of vesting. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer to our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) savings plan to all of our employees eligible to participate, as further described below.

401(k) Plan

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”). Employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a match from the Company after one year of employment and 1,000 hours. Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table.

The Company suspended its QACA safe harbor during the 2021 plan year and, while not required, the Company made a discretionary employer match for 2021. The Company resumed its QACA status for fiscal 2022.

Certain Relationships and Related Transactions

No Related Party Transactions in Fiscal 2022. Since January 30, 2022, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Review, Approval or Ratification of Transactions with Related Persons. Pursuant to its charter, the Audit Committee reviews all related-party transactions on an ongoing basis and, to the extent required by the Sarbanes−Oxley Act of 2002, the SEC or Nasdaq, all such transactions must be approved by the Audit Committee except as otherwise delegated by the Audit Committee to another independent body of the Board.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us by our officers and directors during fiscal 2022, we believe that the Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner. However, on October 5, 2022, we reported the late filing for each of Messrs. Chane, Cooney, Gaeta, Kanter, Molloy and Stratton and Mses. Jones and Surette of stock options granted by the Board on March 9, 2021, subject to shareholder approval at the Company's Annual Meeting of Stockholders on August 5, 2021.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE FREQUENCY OF HOLDING ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires that, at least every six years, we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the disclosure rules of the SEC. Stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

At the Company’s 2017 Annual Meeting of Stockholders, the Board recommended, and the stockholders voted for, an annual vote on the compensation of our named executive officers. Accordingly, we have submitted an advisory vote to our stockholders each year since the 2017 Annual Meeting of Stockholders.

The Board recommends that we continue with an annual advisory vote on named executive officer compensation. The Board has reviewed this frequency and has determined that an advisory vote on named executive officer compensation that occurs each year continues to be the most appropriate alternative for the Company and; therefore, the Board recommends that you vote for the “one year” option with respect to the advisory vote on named executive officer compensation. The Board believes that an annual advisory vote on named executive officer compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote. The Board also believes this frequency is in alignment with our executive compensation practices, as we review the core elements of our executive compensation program annually. By providing an advisory vote on named executive officer compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. The affirmative vote of a majority of shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this matter. Any abstentions or broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal. Because this vote is advisory and non-binding, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, the Company will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by our stockholders. In addition, because this vote is advisory and non-binding, the Board may decide that it is in the best interest of our stockholders and the Company to hold future advisory votes on named executive officer compensation more or less frequently.

The Board of Directors recommends that you vote FOR the option of “one-year” as the preferred frequency for advisory votes on named executive officer compensation.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act, and in accordance with the recommendation by our Board and approval by our stockholders in 2017 of an annual "Say-on-Pay" vote, the Board is providing stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We seek to align the interests of our Named Executive Officers with the interests of our stockholders. The Compensation Committee focuses on total direct compensation paid to our executives, which includes both its annual and long-term incentive programs. A substantial portion of our Named Executive Officers' target compensation is performance-based. As such, every year, the Compensation Committee reassesses the effectiveness of its incentive programs and continually adjusts the programs to align compensation with stockholder value. Furthermore, the Compensation Committee frequently consults with its outside compensation consultant to ensure that the compensation paid to our Named Executive Officers, as well as the structure of our incentive programs, is consistent with that of our identified peers.

The "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis" section, provides a summary of our financial performance in fiscal 2022 and describes our executive compensation programs and the decisions made by the Compensation Committee with respect to compensation for fiscal 2022. We encourage you to read our “Compensation Discussion and Analysis” for a complete discussion of our executive compensation program, including detailed information about the fiscal 2022 compensation of our Named Executive Officers.

Our Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. As an advisory vote, this proposal is not binding upon us or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this proposal. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending February 3, 2024, subject to completion of KPMG’s customary client acceptance procedures. KPMG has served as our independent registered public accounting firm since June 6, 2013.

Stockholder ratification of our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Representatives of KPMG are expected to be present at the annual meeting to respond to appropriate stockholders' questions and to make any statements they consider appropriate.

The following table sets forth the fees accrued or paid to the Company’s independent registered accounting firm for the fiscal years ended January 28, 2023 ("fiscal 2022") and January 29, 2022 (“fiscal 2021”):

	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$995,000	$1,060,500
Audit-Related Fees	—	—
Tax Fees (2)	160,000	125,000
All Other Fees (3)	1,780	1,780
Total Fees	$1,156,780	$1,187,280
(1)
Audit Fees related to professional services rendered in connection with the audits of our financial statements included in our Annual Reports on Form 10-K and services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings in both fiscal years.
(2)
Tax fees related to professional services rendered in connection with income tax return preparation and compliance services. Tax fees for fiscal 2021 include an adjustment of $25,000 for out-of-scope fees that were subsequently paid but were within the amounts preapproved by the Audit Committee.
(3)
All Other Fees related to an annual fee for access to an online accounting research tool.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually and approve the provision of audit services (including audit, review and attest services) by our independent registered public accounting firm and consider and pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and approve specific engagements that do not fit within the definition of pre-approved services or established fee limits, if appropriate. The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chair of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided in fiscal 2022 and fiscal 2021 under Audit Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

Recommendation

The Audit Committee and the Board of Directors recommend that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 28, 2023 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with KPMG LLP, our independent registered public accounting firm, which was responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended January 28, 2023 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Committee has discussed with KPMG LLP the firm’s independence from our management and our Company, including the matters in the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee also considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting), matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and the overall quality of our financial reporting. The Audit Committee held six meetings during the fiscal year ended January 28, 2023.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended January 28, 2023 a report on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal controls. KPMG LLP issued an audit report relative to our internal control over financial reporting at January 28, 2023. During the course of the fiscal year ended January 28, 2023, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG LLP. Management’s assessment report and KPMG LLP's audit report on our internal control over financial reporting were included as part of our Annual Report on Form 10-K for the year ended January 28, 2023.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE
Lionel F. Conacher, Chair of the Audit Committee

Willem Mesdag

Ivy Ross

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of June 12, 2023. We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
AWM Investment Company, Inc. c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, New York 10022	9,399,297	(2)	15.1%
Wolf Hill Capital Management, LP 35 Mason Street 2nd Floor Greenwich, Connecticut 06830	4,831,340	(3)	7.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,681,487	(4)	5.9%
Seymour Holtzman 100 N Wilkes Barre Blvd. Wilkes Barre, PA 18702	3,667,591	(5)	5.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,157,073	(6)	5.1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 62,101,398 shares of our common stock outstanding as of June 12, 2023.
(2)
Based on a Form 4 filed on March 17, 2023. AWM Investment Company, Inc. is the investment adviser to Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Cayman Fund, L.P. (“SSCF”) and Special Situations Private Equity Fund, L.P. (“SSPE,” and together with SSFQP and SSCF, “the Funds”). Of the shares reflected in the table, (i) 5,729,930 shares are held directly by SSFQP, (ii) 1,799,797 shares are held directly by SSCF and (iii) 1,869,570 shares are held directly by SSPE. As the investment adviser to the Funds, AWM holds sole voting and investment power over these shares.
(3)
Based on Schedule 13G, dated May 23, 2023. Wolf Hill Capital Management, LP (“Wolf Hill Capital”) is the investment manager of, and may be deemed to indirectly beneficially own, (i) 3,663,323 shares owned by Wolf Hill Partners, LP (the “Fund”) and (ii) 1,168,017 shares held in certain separate managed accounts for whom Wolf Hill Capital acts as sub-advisor ("Managed Accounts"). Wolf Hill General Partner, LLC is the general partner of both Wolf Hill Capital and the Fund and may be deemed to beneficially own securities owned by each of them. Mr. Gary Lehrman is the managing member of, and may be deemed to beneficially own securities owned by, Wolf Hill General Partner, LLC. The Fund disclaims beneficial ownership of the shares held by the Managed Accounts, and the Managed Accounts disclaim beneficial ownership of the shares held by the Fund.
(4)
Based on Schedule 13G, dated February 3, 2023. BlackRock Inc. and its subsidiaries BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC reported beneficial ownership of an aggregate of 3,681,487 shares of common stock for which they possess sole dispositive power, and an aggregate of 3,631,970 shares of common stock for which they possess sole voting power.
(5)
Based on Amendment No. 63 to Schedule 13D dated January 12, 2023. Of these shares, 278,733 shares are held by Jewelcor Management, Inc. Mr. Holtzman is the chairman, chief executive officer and president and, together with his wife, indirectly, the majority shareholder of Jewelcor Management, Inc.
(6)
Based on Schedule 13G, dated February 9, 2023. Of the shares reflected in the table, The Vanguard Group possesses shared dispositive power for 140,471 shares of common stock, sole dispositive power for 3,016,602 shares of common stock and shared voting power of 121,161 shares of common stock.

Security Ownership of Management

The following table sets forth certain information as of June 12, 2023, with respect to our directors, our Named Executive Officers (as defined above under “Compensation Discussion and Analysis”) and our directors and executive officers as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
Lionel F. Conacher	338,404	(2)	*
Chairman of the Board
Harvey S. Kanter	815,430	(3)	1.3%
President and Chief Executive Officer and Director
Peter H. Stratton, Jr.	401,224	(4)	*
Executive Vice President, Chief Financial Officer and Treasurer
Anthony J. Gaeta	285,002	(5)	*
Chief Stores and Real Estate Officer
Robert S. Molloy	418,852	(6)	*
General Counsel and Secretary
Allison Surette	224,578	(7)	*
Chief Merchandise Officer
Jack Boyle, Director	457,745	(2)	*
Carmen R. Bauza, Director	24,108		*
Willem Mesdag, Director	3,028,460	(8)	4.8%
Ivy Ross, Director	187,179		*
Elaine K. Rubin, Director	74,783		*
Directors and executive officers as a group (15 persons)	6,890,796	(9)	10.8%

*Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 62,101,398 shares of our common stock outstanding as of June 12, 2023.
(2)
Includes 15,000 shares subject to stock options exercisable within 60 days.
(3)
Includes 490,431 shares subject to stock options exercisable within 60 days.
(4)
Includes 187,977 shares subject to stock options exercisable within 60 days.
(5)
Includes 144,714 shares subject to stock options exercisable within 60 days.
(6)
Includes 197,446 shares subject to stock options exercisable within 60 days.
(7)
Includes 154,319 shares subject to stock options exercisable within 60 days.
(8)
Includes 15,000 shares subject to stock options exercisable within 60 days and 435,568 shares of deferred stock receivable upon Mr. Mesdag’s separation from the Board. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc. Of the 2,569,765 shares owned (i) 420,286 shares are held by the Mesdag Family Limited Partnership, (ii) 97,529 shares are held by the Mesdag Family Foundation, (iii) 44,746 shares are held by the 2012 Mesdag Trust, (iv) 1,763,373 shares are held by Red Mountain Capital Partners LLC, and (v) 243,831 shares are held by Red Mountain Capital Management Inc. Mr. Mesdag disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein. With the exception of the stock options and deferred stock, these shares are held in a margin account. There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged.
(9)
Includes 1,538,878 shares subject to stock options exercisable within 60 days and 435,568 shares of deferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at https://investor.dxl.com. We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Annual Report for the year ended January 28, 2023 as filed with the SEC, including the financial statements and schedules thereto. A request for a copy of such report should be directed to Destination XL Group, Inc., 555 Turnpike Street, Canton, MA 02021, Attention: Investor Relations.

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview. We have retained D.F. King & Company, Inc. for a fee not to exceed $6,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question. If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021, telephone (781)-828-9300 or via the “contact us” dropdown on the investor page of our website. We will send you a copy of the Proxy Statement promptly after we receive your request.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy statement: Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2023 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by March 2, 2024 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Other stockholder proposals: Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.13 of our By-Laws. A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”). To bring an item of business before the 2024 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 5, 2024 or after May 5, 2024. In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 Annual Meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our By-Laws and must include the information in the notice required by our By-Laws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

DESTINATION XL GROUP, INC.
Notice of 2023 Annual Meeting of
Stockholders and Proxy Statement
Thursday, August 3, 2023
11:30 A.M. EDT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and
return it in the enclosed
postage-paid envelope so
that you may be represented
at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

August 3, 2023

GO GREEN

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Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 3, 2023:

The Proxy Statement and 2022 Annual Report to Stockholders are available at https://investor.dxl.com/financial-information/annual-reports

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, "FOR" THE "1 YEAR" OPTION ON PROPOSAL 2

AND “FOR” PROPOSALS 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.	☐Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW.

		For	Against		Abstain

	Harvey S. Kanter	☐	☐		☐

	Carmen R. Bauza	☐	☐		☐

	Jack Boyle	☐	☐		☐

	Lionel F. Conacher	☐	☐		☐

	Willem Mesdag	☐	☐		☐

	Ivy Ross	☐	☐		☐

	Elaine K. Rubin	☐	☐		☐

2.	To approve, on an advisory basis, the frequency for advisory votes on named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS “1 YEAR” FOR PROPOSAL 2.	1 Year ☐	2 Year ☐	3 Year ☐	Abstain ☐

		For	Against		Abstain
3.	To approve, on an advisory basis, named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.	☐	☐		☐

		For	Against		Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending February 3, 2024. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	☐	☐	☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE, “FOR” THE “1 YEAR” OPTION ON PROPOSAL 2 AND “FOR” EACH OF THE OTHER PROPOSALS. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED JUNE 30, 2023.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 3, 2023

The undersigned stockholder of Destination XL Group, Inc. (the “Company”) hereby appoints Lionel F. Conacher and Harvey S. Kanter, and each of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 3, 2023, at 11:30 A.M. local time, at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on reverse side.)